Exhibit 4.4

INDENTURE

Dated as of July 31, 2020

among

SOTERA HEALTH HOLDINGS, LLC,

SOTERA HEALTH TOPCO, INC.,

THE INTERMEDIATE PARENTS AND SUBSIDIARY NOTE PARTIES PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as First Lien Notes Collateral Agent, Calculation Agent and Trustee

SENIOR SECURED FIRST LIEN FLOATING RATE NOTES DUE 2026

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SCHEDULES

Schedule 1.01	Excluded Subsidiaries
Schedule 4.14	Certain Post-Closing Obligations
Schedule 5.01	Existing Indebtedness
Schedule 5.02	Existing Liens
Schedule 5.04	Existing Investments
Schedule 5.08	Existing Affiliate Transactions
Schedule 5.09	Existing Restrictions

EXHIBITS

Exhibit A	Form of Global Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Certificate from Acquiring Institutional Accredited Investor
Exhibit E	Form of Supplemental Indenture to be Delivered by Additional Guarantors
Exhibit F	Form of Perfection Certificate
Exhibit G	Form of First Lien Collateral Agreement (including Forms of Intellectual Property Security Agreements)
Exhibit H-1	Form of First/Second Lien Intercreditor Agreement
Exhibit H-2	Form of First Lien Pari Passu Intercreditor Agreement
Exhibit H-3	Form of ABL Intercreditor Agreement

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INDENTURE, dated as of July 31, 2020 among Sotera Health Holdings, LLC, a Delaware limited liability company (the “Issuer”), Sotera Health Topco, Inc., a Delaware corporation (“Initial Holdings”), each Intermediate Parent (as defined herein) and Subsidiary Note Party (as defined herein) party hereto and Wilmington Trust, National Association, a national banking association, as First Lien Notes Collateral Agent, Calculation Agent and Trustee.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $100,000,000 aggregate principal amount of its Senior Secured Floating Rate Notes due 2026; and

WHEREAS, the Issuer and each of the Notes Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, the Notes Guarantors, the Trustee and the First Lien Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

As used in this Indenture, the following terms have the meanings specified below:

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold or to be sold in reliance on Rule 144A.

“ABL Credit Agreement” shall mean the credit agreement in respect of any ABL Facility pursuant to which the ABL Obligations are incurred by the Issuer or one or more of its Subsidiaries as borrower(s), as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time.

“ABL Facility” shall mean an asset-based loan facility of the Issuer provided pursuant to the applicable ABL Loan Documents; provided that (i) no Liens shall be granted to secure the ABL Obligations other than (A) a first-priority security interest in the ABL Priority Collateral, subject to (x) a perfected second-priority security interest in such ABL Priority Collateral in favor of the First Lien Notes Collateral Agent for the benefit of the Secured Parties and (y) a perfected third-priority security interest in such ABL Priority Collateral in favor of the Second Lien Notes Collateral Agent and the other Secured Parties (as defined in the Second Lien Indenture) to secure the Second Lien Debt Document Obligations and (B) at the option of the Issuer, a third-priority security interest in any other Collateral (other than ABL Priority Collateral) in which the First Lien Notes Collateral Agent and the other Secured Parties have a perfected first-priority security interest and in which the Second Lien Notes Collateral Agent and the other Secured Parties (as defined in the Second Lien Indenture) has a perfected second-priority security interest for the benefit of the Secured Parties, (ii) such facility shall not (x) be guaranteed by any entity that is not a Note Party or (y) govern or otherwise contemplate any “restricted subsidiaries” that are not Restricted Subsidiaries, and (iii) upon the establishment of an ABL Facility, (A) the Issuer shall deliver an Officer’s

Certificate to the Trustee and the Controlling Party on or prior to the date of incurrence of such ABL Facility designating such Indebtedness as an ABL Facility, (B) if the ABL Intercreditor Agreement is not then in effect, the Trustee and the Controlling Party shall have received a copy of the ABL Intercreditor Agreement duly executed by the ABL Representative with respect to such ABL Facility, the Issuer and each Notes Guarantor, (C) if the ABL Intercreditor Agreement is then in effect, the ABL Representative with respect to such Indebtedness shall have duly executed and delivered to the Trustee and the Controlling Party a joinder agreement in the form attached as an exhibit to the ABL Intercreditor Agreement and (D) (x) all Credit Agreement Obligations owing to any Credit Agreement Secured Party under or in respect of any revolving facility shall have been paid in full in cash (other than any contingent indemnification obligations not yet accrued and payable) and (y) all of the Revolving Commitments, commitments in respect of swingline loans or other revolving commitments under the Credit Agreement shall have been terminated in full or are terminated in full substantially simultaneously with the effectiveness of the ABL Facility.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement substantially in the form of Exhibit H-3 among the Credit Agreement Agent, the First Lien Notes Collateral Agent, the ABL Representative and one or more Senior Representatives for holders of Indebtedness permitted by this Indenture to be secured by the Collateral, with such modifications thereto as may be reasonably agreed by the Issuer and (x) prior to the Disposition Date, the Controlling Party, (y) from and after the Disposition Date and prior to the Discharge of Credit Agreement Obligations (i) so long as the modifications would not result in the Secured Parties being treated less favorably than the Credit Agreement Secured Parties, the Authorized Representative (as defined in the First Lien Credit Agreement) for the Credit Agreement Obligations and (ii) to the extent the modifications would result in the Secured Parties being treated less favorably than the Credit Agreement Secured Parties, the Required Holders and (z) after the Discharge of Credit Agreement Obligations, the Required Holders.

“ABL Loan Documents” shall mean, collectively, (i) the ABL Credit Agreement and (ii) the security documents, intercreditor agreements (including the ABL Intercreditor Agreement), guarantees, joinders and other agreements or instruments executed in connection with the ABL Credit Agreement or such other agreements, in each case, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time.

“ABL Obligations” shall mean all Indebtedness and other obligations of the Issuer and any other Note Parties outstanding under or pursuant to the ABL Loan Documents, together with guarantees thereof that are secured, or intended to be secured, under the ABL Loan Documents, including any direct or indirect, absolute or contingent, interest and fees that accrue after the commencement by or against the Issuer, any other Note Party or any guarantor of ABL Obligations of any proceeding under any Bankruptcy Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any obligations under a Swap Agreement and cash management obligations that are secured by the Liens securing the Indebtedness incurred pursuant to the ABL Credit Agreement pursuant to the security documents entered into in connection with the ABL Credit Agreement.

“ABL Priority Collateral” means all the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“ABL Representative” shall mean, with respect to any series of ABL Obligations, the administrative agent or collateral agent or other representative of the holders of such series of ABL Obligations who maintains the transfer register for such series of ABL Obligations and is appointed as a representative for purposes related to the administration of the security documents pursuant to the ABL Credit Agreement or other agreement governing such series of ABL Obligations.

“Account” means each of Goldman Sachs & Co. LLC, Oak Hill Advisors, L.P., and/or Ares Capital Management LLC.

“Account Parties” means, as to each Account, (a) the Initial Purchasers related thereto and (b) any Related Purchasers thereof from time to time.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period as the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Issuer and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquisition” means the acquisition pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means that certain arrangement agreement (together with all exhibits, schedules, annexes and disclosure schedules thereto) dated as of May 24, 2020 among Undefeated Acquisition Inc., Iotron Industries Canada Inc. and 1250027 B.C. Ltd.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in the First Lien Pari Pari Passu Intercreditor Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, any Lender (as defined in the Credit Agreement) that is an Investor, a Sponsor, or an Affiliate of an Investor or a Sponsor (other than Holdings, the Issuer or any of their respective Subsidiaries) at such time, to the extent that such Investor, such Sponsor, or the Affiliates of an Investor or a Sponsor constitute an Affiliate of Holdings, the Issuer or their respective Subsidiaries.

“Agents” means, collectively, the Trustee, the First Lien Notes Collateral Agent, any Registrar, co-registrar, Paying Agent, additional paying agent and Calculation Agent.

“Applicable Premium” means, with respect to any Note being redeemed on any Redemption Date, the greater of:

(1) 1.00% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at July 31, 2021 (such redemption price being set forth in Section 3.07(b) hereof), plus (ii) all required remaining scheduled interest payments due on such Note through July 31, 2021 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.

The Issuer shall calculate or cause to be calculated the Applicable Premium and the Trustee shall have no duty to calculate or verify the Issuer’s calculation of the Applicable Premium.

“Applicable Procedures” means, with respect to any selection of Notes, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such selection, transfer or exchange.

“Attorney Costs” means and includes all reasonable, documented and invoiced fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated balance sheets of the Issuer as of December 31, 2019, and the related consolidated statements of operations and comprehensive income, consolidated statements of shareholders’ equity and consolidated statements of cash flow of the Issuer and its Subsidiaries for the fiscal year ended December 31, 2018, including the notes thereto.

“Authorized Representative” has the meaning assigned to such term in the First Lien Pari Pari Passu Intercreditor Agreement.

“Available Amount” means, as of any date of determination, a cumulative amount equal to (without duplication):

(a) the greater of (x) $96,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period as of such date (such amount, the “Starter Basket”), plus

(b) the sum of an amount (which amount shall not be less than zero) equal to the greater of (A) 50% of Consolidated Net Income of the Issuer and its Restricted Subsidiaries for the period (treated as one accounting period) from October 1, 2019 to the end of the most recently ended Test Period as of such date and (B) the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on December 31, 2020 and Excess Cash Flow for each succeeding completed fiscal year as of such date, in each case, that would not be required to prepay Term Loans pursuant to Section 2.11(d) of the Credit Agreement as in effect on the Issue Date (regardless of whether such provision is then in effect), plus

(c) [reserved]

(d) Investments of the Issuer or any of its Restricted Subsidiaries in any Unrestricted Subsidiary made using the Available Amount that has been re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiary (up to the lesser of (i) the Fair Market Value determined in good faith by the Issuer of the Investments of the Issuer and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the Fair Market Value determined in good faith by the Issuer of the original Investment by the Issuer and its Restricted Subsidiaries in such Unrestricted Subsidiary), plus

(e) the Net Proceeds of a sale or other Disposition of any Unrestricted Subsidiary (including the issuance of stock of an Unrestricted Subsidiary) received by the Issuer or any Restricted Subsidiary, plus

(f) to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received by the Issuer or any Restricted Subsidiary from an Unrestricted Subsidiary, plus

(g) an amount equal to the aggregate amount of any Retained Declined Proceeds since the Issue Date.

“Available Equity Amount” means a cumulative amount equal to (without duplication):

(a) the Net Proceeds of new public or private issuances of Qualified Equity Interests (excluding Qualified Equity Interests the proceeds of which will be applied to cure any default under any “equity cure” provisions with respect to any financial maintenance covenant under the Credit Agreement) in Holdings or any parent of Holdings which are contributed to the Issuer, plus

(b) capital contributions received by the Issuer after the Issue Date in cash or Permitted Investments (other than in respect of any Disqualified Equity Interest), plus

(c) the net cash proceeds received by the Issuer or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Issue Date and which have been exchanged or converted into Qualified Equity Interests, plus

(d) returns, profits, distributions and similar amounts received in cash or Permitted Investments by the Issuer or any Restricted Subsidiary on Investments made using the Available Equity Amount (not to exceed the amount of such Investments).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have corresponding meanings.

“Beneficial Ownership Regulaton” means 31 C.F.R. § 1010.230.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Requirements of Law to remain closed; provided that when used in connection with the determination of the Applicable Rate on the applicable Determination Date, the term Business Day shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Canadian Dollars” means the lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Notes Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Notes Documents.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Issue Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Issuer and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Cash Management Obligations” means (a) obligations of Holdings, any Intermediate Parent, the Issuer or any Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Subsidiary of any insurance proceeds or condemnation awards in an amount in excess of $20,000,000 in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Sections 956 and 957 of the Code.

“Change of Control” means (a) the failure of Holdings prior to an IPO, or, after the IPO, the IPO Entity, directly or indirectly through wholly owned subsidiaries, to own all of the Equity Interests of the Issuer, (b) prior to an IPO, the failure by the Permitted Holders to own, directly or indirectly through one or more holding company parents of Holdings, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power for the election of members of the Board of Directors of Holdings represented by the issued and outstanding Equity Interests in Holdings, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy, ownership of Equity Interests or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings, (c) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the IPO Entity and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in the IPO Entity held by the Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one or more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings or the IPO Entity (d) the occurrence of a “Change of Control” (or similar event, however denominated) as defined in the Credit Agreement or Second Lien Indenture unless such debt is repaid or commitments terminated (as applicable) substantially simultaneously with the occurrence of such “Change of Control” under such documentation in a manner not prohibited hereunder or (e) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing any Junior Financing that is Material Indebtedness, unless such Junior Financing is repaid substantially simultaneously with the occurrence of such “Change of Control” under such documentation in a manner permitted hereunder.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings, the IPO Entity or the Issuer, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (c) of this definition is triggered.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Notes Obligations.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the First Lien Notes Collateral Agent shall have received from (i) Holdings, any Intermediate Parent, the Issuer and each of the Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart signature to this Indenture duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Note Party after the Issue Date (including by ceasing to be an Excluded Subsidiary), a supplement to this Indenture, in substantially the form of Exhibit E, duly executed and delivered on behalf of such Person and (ii) Holdings, any Intermediate Parent, the Issuer and each Subsidiary Note Party either (x) a counterpart of the First Lien Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Note Party after the Issue Date (including by ceasing to be an Excluded Subsidiary), a supplement to the First Lien Collateral Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Notes Documents executed and delivered after the Issue Date, to the extent reasonably requested by the First Lien Notes Collateral Agent or the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders), opinions and documents of the type referred to in Section 3.1 of the Note Purchase Agreement;

(b) all outstanding Equity Interests of the Issuer, any Intermediate Parent and each Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Note Party, shall have been pledged pursuant to the First Lien Collateral Agreement, and the First Lien Notes Collateral Agent (or the First Lien Collateral Agent as its bailee in accordance with the First Lien Pari Passu Intercreditor Agreement prior to the Discharge of First Lien Credit Agreement Obligations) shall have received certificates, if any, representing all such Equity Interests to the extent constituting “certificated securities”, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of Holdings, any Intermediate Parent, the Issuer or any Subsidiary in a principal amount of $20,000,000 or more is owing by such obligor to any Note Party and such Indebtedness shall be evidenced by a promissory note, such promissory note shall be pledged pursuant to the First Lien Collateral Agreement, and the First Lien Notes Collateral Agent (or the First Lien Collateral Agent as its bailee in accordance with the First Lien Pari Passu Intercreditor Agreement) shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of an omnibus or global intercompany note executed by all Note Parties as payees and all such obligors as payors;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements with respect to any Trademarks, Patents and Copyrights that are registered, issued or applied-for in the United States and that constitute Collateral, for the filing with the United States Patent or Trademark Office and the United States Copyright Office to the extent required by this Indenture, the Security Documents, Requirements of Law and as reasonably requested by the First Lien Notes Collateral Agent or the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Indenture, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the First Lien Notes Collateral Agent and the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) for filing, registration or recording; and

(e) the First Lien Notes Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property (if the Mortgaged Property is in a jurisdiction that imposes a mortgage recording or similar tax on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the Fair Market Value of such Mortgaged Property, as reasonably determined by Holdings), (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 5.02, together with such customary endorsements (other than a creditor’s rights endorsement) as the First Lien Notes Collateral Agent or the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien

Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the First Lien Notes Collateral Agent and the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the Fair Market Value of such Mortgaged Property or as otherwise reasonably agreed by the parties; provided that in no event will the Issuer be required to obtain independent appraisals of such Mortgaged Properties, unless required by FIRREA, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property on a “Building” as defined in 12 CFR Chapter III, Section 339.2) is located, and if any Mortgaged Property on which a “Building” (as defined in 12 CFR Chapter III, Section 339.2) is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in a special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 4.09(b), (iv) in each case if reasonably requested by the First Lien Notes Collateral Agent or the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders), a customary legal opinion with respect to each such Mortgage, from counsel qualified to opine in each jurisdiction (i) where a Mortgaged Property is located regarding the enforceability of the Mortgage and (ii) where the applicable Note Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other customary matters as may be in form and substance reasonably satisfactory to the First Lien Notes Collateral Agent and the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders), (v) a survey or existing survey together with a no change affidavit of such Mortgaged Property, in compliance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and otherwise reasonably satisfactory to the First Lien Notes Collateral Agent and the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders), and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s).

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other Notes Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Note Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as, pursuant to the Credit Agreement, the Credit Agreement Agent has reasonably agreed in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), is excessive in relation to the benefits to be obtained by the Lenders (as defined in the Credit

Agreement) under the Credit Agreement; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in this Indenture and the Security Documents; (c) in no event shall control agreements or other control or similar arrangements be required with respect to cash, Permitted Investments, other deposit accounts, securities and commodities accounts (including securities entitlements and related assets), letter of credit rights or other assets requiring perfection by control (but not, for avoidance of doubt, possession); (d) in no event shall any Note Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of a Covered Jurisdiction (or, with respect to Intellectual Property, in any jurisdiction outside the United States), and no actions in any non-Covered Jurisdiction (or, with respect to Intellectual Property, in any jurisdiction outside the United States) or required by the laws of any non-Covered Jurisdiction (or, with respect to Intellectual Property, by the laws of any jurisdiction outside the United States) shall be required to be taken to create any security interests in assets located or titled outside of any Covered Jurisdiction (including in any Equity Interests of Subsidiaries organized outside of a Covered Jurisdiction), or in any Intellectual Property governed by, arising, existing, registered or applied for under the laws of any jurisdiction other than the United States of America, any State or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); (e) in no event shall any Note Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title beyond the filing of UCC financing statements; (f) other than the filing of UCC financing statements, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $20,000,000; (g) in no event shall any Note Party be required to complete any filings or other action with respect to security interests in Intellectual Property beyond the filing of Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office; (h) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements); and (i) in no event shall the Collateral include any Excluded Assets. Subject to Section 4.14, the Controlling Party may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary or Intermediate Parent (including extensions beyond the Issue Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Indenture (including as set forth on Schedule 4.14) or the Security Documents.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility;

(ii) provision for taxes based on income, profits or capital and sales taxes, including federal, provincial, territorial, foreign, state, local, franchise, excise, and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto);

(iii) Non-Cash Charges;

(iv) operating expenses incurred on or prior to the Issue Date attributable to (A) salary obligations paid to employees terminated prior to the Issue Date and (B) wages paid to executives in excess of the amounts the Issuer and its Subsidiaries are required to pay pursuant to any employment agreements;

(v) extraordinary losses or charges;

(vi) unusual, non-recurring or exceptional expenses, losses or charges (including any unusual, non-recurring or exceptional operating expenses, losses or charges directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions), recruiting fees, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred in connection with any of the foregoing;

(vii) restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements;

(viii) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary deducted (and not added back in such period) in calculating Consolidated Net Income;

(ix) (A) the amount of board of directors, management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period (including any termination fees payable in connection with the early termination of management and monitoring agreements) and (B) the amount of expenses relating to payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted by the Notes Documents;

(x) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(xi) losses, expenses or charges (including all fees and expenses or charges relating thereto) (A) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (B) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by a Financial Officer;

(xii) any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);

(xiii) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;

(xiv) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (c)(iv) and (c)(v) below;

(xv) any costs or expenses incurred by Holdings, the Issuer or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or Net Proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests);

(xvi) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xvii) any other add-backs and adjustments specified in the Model;

(xviii) adjustments, exclusions and add-backs consistent with Regulation S-X or contained in a quality of earnings report in connection with a Permitted Acquisition or Investment made available to each Account conducted by financial advisors (which are either nationally recognized or reasonably acceptable to the Credit Agreement Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable));

(xix) the amount of losses on Dispositions of accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(xx) charges, losses, lost profits, expenses (including litigation expenses, fees and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment, disposition or any Casualty Event, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xix) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA for the first fiscal quarter ending after the end of such year); and

(xxi) Public Company Costs;

plus

(b) without duplication, (i) the amount of “run rate” cost savings, operating expense reductions, other operating improvements and synergies related to any Specified Transaction, the Transactions, any restructuring, cost saving initiative or other initiative projected by the Issuer in good faith to be realized as a result of actions taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 24 months after the end of the relevant Test Period (including actions initiated prior to the Issue Date) (which cost savings, operating expense reductions, other operating improvements and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable and quantifiable and (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements or synergies that are included in clauses (a)(vi) and (a)(vii) above or in the definition of “Pro Forma Adjustment” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken);

less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains (other than gains arising from the receipt of business interruption insurance proceeds);

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(iii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(iv) any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such gain has not been realized);

(v) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period;

(vi) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xii) and (a)(xiii) above; and

(vii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary added (and not deducted in such period) to Consolidated Net Income; plus

(d) any income from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not included in arriving at Consolidated Net Income, except to the extent such income was attributable to income that would be deducted pursuant to clause (c) if it were income of the Issuer or any of its Restricted Subsidiaries; minus

(e) any losses from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not deducted in arriving at Consolidated Net Income, except to the extent such loss was attributable to losses that would be added back pursuant to clauses (a) and (b) above if it were a loss of the Issuer or any of its Restricted Subsidiaries; plus

(f) an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts added pursuant to clause (d) above, equal to the amount attributable to each such investment that would be added to Consolidated EBITDA pursuant to clauses (a) and (b) above if instead attributable to the Issuer or a Restricted Subsidiary, pro-rated according to the Issuer’s or the applicable Restricted Subsidiary’s percentage ownership in such investment; minus

(g) an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts deducted pursuant to clause (e) above, equal to the amount attributable to each such investment that would be deducted from Consolidated EBITDA pursuant to clause (c) above if instead attributable to the Issuer or a Restricted Subsidiary, pro-rated according to the Issuer’s or the applicable Restricted Subsidiary’s percentage ownership in such investment;

in each case, as determined on a consolidated basis for the Issuer and the Restricted Subsidiaries in accordance with GAAP; provided that:

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(II) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging,

(III) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset or attributable to any Person, property, business or asset acquired by the Issuer or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Issue Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the Trustee and the Holders;

(IV) there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by the Issuer or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Trustee and the Holders; and

(V) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transaction or any Permitted Acquisition (or other Investment not prohibited under this Indenture).

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to equal (a) $94,434,000 for the fiscal quarter ended September 30, 2019, (b) $89,137,000 for the fiscal quarter ended June 30, 2019, (c) $103,037,000 for the fiscal quarter ended March 31, 2019 and (d) $97,661,000 for the fiscal quarter ended December 31, 2018 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Indenture, in connection with any Pro Forma Adjustment or any calculation on a Pro Forma Basis); provided that such amounts of Consolidated EBITDA for any such fiscal quarter may be further increased to include, without duplication, any adjustments that would otherwise be included pursuant to clause (b) of this definition.

“Consolidated Net Income” means, for any period, the net income (loss) of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) extraordinary items for such period,

(b) the cumulative effect of a change in accounting principles during such period,

(c) any Transaction Costs incurred during such period,

(d) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger or amalgamation costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(e) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(f) accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other Investment not prohibited under this Indenture in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(g) stock-based award compensation expenses,

(h) any income (loss) attributable to deferred compensation plans or trusts,

(i) any income (loss) from Investments recorded using the equity method, and

(j) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Issue Date and any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges pursuant to indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

“Consolidated Senior Secured First Lien Net Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date that is not subordinated in right of payment to the Notes Obligations and is secured by a Lien on any asset of the Issuer or any of the Restricted Subsidiaries that is not expressly subordinated to Liens on any asset of the Issuer or any of the Restricted Subsidiaries securing the Credit Agreement Obligations and the Notes Obligations (including, for avoidance of doubt, the Credit Agreement Obligations and the Notes Obligations), determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder) consisting only of Senior Secured First Lien Indebtedness for borrowed money, drawn obligations under letters of credit that have not been reimbursed, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, but excluding any obligations under or in respect of Qualified Securitization Facilities, minus the aggregate amount of cash and Permitted Investments (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 5.02), excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of such date, but including cash and Permitted Investments restricted in favor of the Notes Obligations (which may also secure other Indebtedness secured by a pari passu or junior lien on the Collateral along with the Notes Obligations).

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date that is not subordinated in right of payment to the Credit Agreement Obligations and the Notes Obligations and that is not subordinated in right of payment to the Second Lien Debt Document Obligations and that is secured by a Lien on any asset of the Issuer or any of the Restricted Subsidiaries (including, for the avoidance of doubt, the Credit Agreement Obligations, the Notes Obligations and the Second Lien Debt Document Obligations), determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder)) and consisting only of such Indebtedness for borrowed money, drawn obligations under letters of credit that have not been reimbursed, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, but excluding any obligations under or in respect of Qualified Securitization Facilities, minus the aggregate amount of cash and Permitted Investments (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 6.02), excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of the Issuer and the Restricted Subsidiaries as of such date, but including, notwithstanding the foregoing, cash and Permitted Investments so restricted by virtue of being subject to any Permitted Lien or to any Lien permitted under Section 6.02 that secures the Notes Obligations (which Lien may also secure other Indebtedness secured on a pari passu basis with, or a junior lien basis to, the Notes Obligations).

“Consolidated Total Net Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the

Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder)) consisting only of Indebtedness for borrowed money, drawn obligations under letters of credit that have not been reimbursed, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, but excluding any obligations under or in respect of Qualified Securitization Facilities, minus the aggregate amount of cash and Permitted Investments (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 5.02), excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of such date, but including cash and Permitted Investments restricted in favor of the Notes Obligations (which may also secure other Indebtedness secured by a pari passu or junior lien on the Collateral along with the Notes Obligations).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Party” means (a) prior to the Disposition Date, the Account or Accounts who together with their Account Parties hold (in the aggregate) at least the Required Amount; provided, that, in the event any one Account together with its Account Parties holds more than the Required Amount, “Controlling Party” shall include at least two (2) Accounts (to the extent Account Parties affiliated with more than one Account are Beneficial Owners of the Notes at such time) and (b) from and after the Disposition Date, the Required Holders.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Copyright” has the meaning assigned to such term in the First Lien Collateral Agreement.

“Covered Jurisdiction” means each of (a) the United States (or any state, commonwealth or territory thereof or the District of Columbia) and (b) any other jurisdiction as agreed in writing by the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) and the Issuer.

“Credit Agreement” means the First Lien Credit Agreement dated as of December 13, 2019 among Sotera Health Topco, Inc., a Delaware corporation, Sotera Health Holdings, LLC, a Delaware limited liability company, the lenders and issuing banks party thereto and Jefferies Finance LLC, as administrative agent and collateral agent (the “Initial Credit Agreement Agent”) as the same may be amended, supplemented, extended, renewed, restated, refunded, restructured, replaced, refinanced, substituted or otherwise modified from time to time, including any agreement or instrument that replaces, refunds, refinances or substitutes any of the foregoing (but excluding the ABL Credit Agreement, if any).

“Credit Agreement Agent” means the Initial Credit Agreement Agent and/or any Person that acts as the trustee, administrative agent, collateral agent, security agent or similar agent in respect of the Credit Agreement.

“Credit Agreement Declined Proceeds” means the proceeds tendered for prepayment but declined by the applicable Term Lender (as defined in the Credit Agreement) pursuant to Section 2.11(e) of the Credit Agreement.

“Credit Agreement Obligations” means the “Secured Obligations” as defined in the First Lien Pari Passu Intercreditor Agreement.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained by the Issuer (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, or Revolving Loans (or unused Revolving Commitments) or First Lien Incremental Equivalent Debt (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b)(i) does not mature earlier than or, except in the case of Revolving Commitments, have a Weighted Average Life to Maturity shorter than the remaining term of the Refinanced Debt and (ii) if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis to the Notes Obligations, does not mature or have scheduled amortization or payments of principal prior to the maturity date of the Refinanced Debt (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Refinanced Debt), (c) shall not be guaranteed by any entity that is not a Note Party, (d) in the case of any secured Indebtedness, such Indebtedness (i) is not secured by any assets not securing the Notes Obligations and (ii) if not comprising Other First Lien Term Loans or Other Revolving Commitments under the Credit Agreement that are secured on a pari passu basis to the Notes Obligations, subject to the relevant Intercreditor Agreement(s) and (e) has covenants and events of default (excluding, for the avoidance of doubt, pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the covenants and events of default of this Indenture (when taken as a whole) are to the Holders (unless (x) such covenants or other provisions are applicable only to periods after the maturity date of the Refinanced Debt at the time of such refinancing or (y) the Holders under the Initial Notes also receive the benefit of such more favorable covenants and events of default (together with, at the election of the Issuer, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood that, to the extent that any covenant, event of default or guarantee is added or modified for the benefit of any such Indebtedness, no consent shall be required by the Controlling Party if such covenant, event of default or guarantee is (i) also added or modified for the benefit of any Notes remaining outstanding after the issuance or incurrence of such Indebtedness, (ii) with respect to any “springing” financial maintenance covenant or other covenant only applicable to, or for the benefit of, a revolving credit facility, also added for the benefit of each revolving credit facility under the Credit Agreement (and not for the benefit of any term loan facility under the Credit Agreement) and/or (iii) only applicable after the Final Maturity Date at the time of such refinancing); provided, however, that the conditions in clauses (b) and (e) above shall not apply to any ABL Facility. For the avoidance of doubt, it is understood and agreed that, notwithstanding anything in this Indenture to the contrary, in the case of any Indebtedness incurred to modify, refinance, refunding, extend, renew or replace Indebtedness initially incurred in reliance on and measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such modification, refinancing, refunding, extension, renewal or replacement would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such modification, refinancing, refunding, extension, renewal or replacement, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as such incurrence otherwise constitutes “Credit Agreement Refinancing Indebtedness”.

“Credit Agreement Secured Parties” has the meaning assigned to such term in the First/Second Lien Intercreditor Agreement.

“Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Notes Obligations, at the option of the Issuer, either (i) an intercreditor agreement substantially in the form of the First Lien Pari Passu Intercreditor Agreement (with such modifications as may be necessary or appropriate in light of prevailing market conditions) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the First Lien Notes Collateral Agent (acting at the direction of Controlling Party), which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Notes Obligations and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Notes Obligations, at the option of the Issuer, either (i) an intercreditor agreement substantially in the form of the First/Second Lien Intercreditor Agreement (with such modifications as may be necessary or appropriate in light of prevailing market conditions) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the First Lien Notes Collateral Agent (acting at the direction of Controlling Party) and the Issuer, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Notes Obligations. With regard to any changes in light of prevailing market conditions as set forth above in clauses (a)(i) or (b)(i) or with regard to clauses (a)(ii) or (b)(ii), such changes or agreement, as applicable, shall be posted to the Holders not less than five (5) Business Days before execution thereof and, if the Controlling Party shall not have objected to such changes within three (3) Business Days after posting, then the Controlling Party shall be deemed to have agreed that the First Lien Notes Collateral Agent’s entry into such intercreditor agreement (including with such changes) is reasonable and to have consented to such intercreditor agreement (including with such changes) and to the First Lien Notes Collateral Agent’s execution thereof. The First Lien Notes Collateral Agent shall have no liability to any Note Party, any Holder or any other Person for entry into any Intercreditor Agreement in reliance on an Officer’s Certificate of the Issuer.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Subsidiary in connection with a Disposition pursuant to Section 5.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Issuer, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discharge” has the meaning assigned to such term in the First/Second Lien Intercreditor Agreement.

“Discharge of First Lien Credit Agreement Obligations” has the meaning assigned to such term in the First/Second Lien Intercreditor Agreement.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Issuer and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition Date” means the first date occurring after the Issue Date on which the Accounts (together with their respective Account Parties in the aggregate) cease to Beneficially Own the Required Amount. Promptly following the Issuer becoming aware of the Disposition Date having occurred, the Issuer shall notify the Trustee, the First Lien Notes Collateral Agent and the Accounts in writing of the occurrence of the Disposition Date (which notice shall be conclusive unless one or more of the Accounts objects to such determination in writing delivered to the Issuer, the Trustee and the First Lien Notes Collateral Agent no later than 5 Business Days after such notice from the Issuer); provided, that upon request from the Issuer, the Accounts shall within two (2) Business Days certify to the Issuer their holdings to enable the Issuer to determine whether the Disposition Date may have occurred.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date ninety-one (91) days after the Final Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the Final Maturity Date and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Foreign Holdco” means any Subsidiary substantially all of whose assets (directly and/or indirectly through one or more Subsidiaries) are capital stock (and, if applicable, debt) of one or more Subsidiaries that are CFCs.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Issuer and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount paid with respect to the Initial Notes, initial incurrence of any Class (as defined in the Credit Agreement) of loans or series of Indebtedness, as applicable (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, syndication, commitment, prepayment, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant Holders and, if applicable, consent fees for an amendment paid generally to consenting Holders and, solely for purposes of determining the effective yield for purposes of Section 2.11(a)(i) of the Credit Agreement, any original issue discount, upfront fees or other fees payable in connection with the Initial Notes issued on the Issue Date; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor” (as defined in the Credit Agreement), (i) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the LIBO Rate or Alternate Base Rate (as defined in the Credit Agreement) (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Note Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Note Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Note Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to terminate or to appoint a trustee to administer any plan or plans in respect of which such Note Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Note Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Note Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Note Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, or the failure of a Note Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; or (i) the withdrawal of a Note Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Euro” means the lawful single currency of the European Union.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Excess Cash Flow” has the meaning assigned to such term in the Credit Agreement as in effect on the Issue Date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” means (a) any fee-owned real property that is not Material Real Property and all leasehold (including ground lease) interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) motor vehicles and other assets subject to certificates of title or ownership, (c) Letter of Credit Rights (except to the extent constituting supporting obligations (as defined under the UCC) in which a security interest can be perfected with the filing of a UCC-1 financing statement), (d) Commercial Tort Claims (as defined under the UCC) with a value of less than $20,000,000 and commercial tort claims for which no complaint or counterclaim has been filed in a court of competent jurisdiction, (e) Excluded Equity Interests, (f) any lease, contract, license, sublicense, other agreement or document, government approval or franchise with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Notes Obligations would require the consent of a third party (unless such consent has been received), violates or invalidates, constitutes a breach of or a default under, or creates a right of termination in favor of any other party thereto (other than any Note Party) to, such lease, contract, license, sublicense, other agreement or document, government approval or franchise

(but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code, or any other applicable Requirements of Law), (g) any asset subject to a Lien of the type permitted by Section 5.02(iv) (whether or not incurred pursuant to such Section) or a Lien permitted by Section 5.02(xi), in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Notes Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Note Party) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code, or any other applicable Requirements of Law), (h) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any other Intellectual Property in any jurisdiction where the grant of a Lien thereon would cause the invalidation or abandonment of such Intellectual Property under applicable law, (i) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Notes Obligations is prohibited by any Requirements of Law, rule or regulation, contractual obligation existing on the Issue Date (or, if later, the date of acquisition of such asset, or the date a Person that owns such assets becomes a Guarantor, so long as any such prohibition is not created in contemplation of such acquisition or of such Person becoming a Guarantor) or any permitted agreement with any Governmental Authority binding on such asset (in each case, other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC, or any other applicable Requirements of Law) or which would require consent, approval, license or authorization from any Governmental Authority or regulatory authority, unless such consent, approval, license or authorization has been received (other than to the extent such requirement would be rendered ineffective pursuant to the UCC or any other applicable Requirement of Law), (j) margin stock (within the meaning of Regulation U of the Board of Governors, as in effect from time to time) and pledges and security interests prohibited by applicable law, rule or regulation or agreements with any Governmental Authority, (k) Securitization Assets, (l) any Deposit Account (as defined in the First Lien Collateral Agreement) or Securities Account (as defined in the First Lien Collateral Agreement) that is used as a pension fund, escrow (including, without limitation, any escrow accounts for the benefit of customers), trust, or similar account, in each case, for the benefit of third parties, (m) assets to the extent a security interest in such assets would result in an investment in “United States property” by a CFC or would otherwise result in a material adverse tax consequence, as reasonably determined by the Issuer and, prior to the Disposition Date, in consultation with the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) (it being understood that no more than 65% of the voting equity interests of any foreign subsidiary that is a CFC and that is owned directly by the Issuer or a Notes Guarantor shall be included in the Collateral) and (n) any assets with respect to which, in the reasonable judgment of the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) and the Issuer (as agreed to in writing), the cost, burden, difficulty or other consequences (including adverse tax consequences) of pledging such assets or perfecting a security interest therein shall be excessive in view of the benefits to be obtained by the Holders therefrom, until the Discharge of First Lien Credit Agreement Obligations, any assets that are “Excluded Assets” under the Credit Agreement.

“Excluded Equity Interests” means Equity Interests in any (a) Unrestricted Subsidiary, (b) Immaterial Subsidiary, (c) Subsidiary organized under the laws of a jurisdiction that is not a Covered Jurisdiction (except that up to 65% of the voting equity interests of any foreign subsidiary that is a CFC and that is owned directly by the Issuer or a Notes Guarantor shall not be Excluded Equity Interests), (d)

any Equity Interests to the extent the pledge thereof would be prohibited or limited by any applicable Requirement of Law existing on the date hereof or on the date such Equity Interests are acquired by the Issuer or any other Grantor (as defined in the First Lien Collateral Agreement) or on the date the issuer of such Equity Interests is created other than to the extent that any such prohibition would be rendered ineffective pursuant to the applicable anti-assignment provisions in the Uniform Commercial Code of any applicable jurisdiction, (e) Subsidiary (other than any Notes Guarantor) to the extent the pledge thereof to the First Lien Notes Collateral Agent is not permitted by the terms of such Subsidiary’s organizational (except in the case of any Wholly Owned Subsidiary of Holdings) or joint venture documents, in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and (f) not-for-profit Subsidiary, captive insurance company or special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary until the Discharge of First Lien Credit Agreement Obligations, any Equity Interests that are “Excluded Equity Interests” under the Credit Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings, (b) each Subsidiary listed on Schedule 1.01, (c) any Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Issue Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary, from guaranteeing the Notes Obligations or which would require any governmental or regulatory consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, (d) any Immaterial Subsidiary, (e) any direct or indirect Subsidiary with respect to which, in the reasonable judgment of the Controlling Party and the Issuer (as agreed in writing) (and after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, to the extent agreed between the Credit Agreement Agent and Issuer pursuant to the Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, to the extent agreed between the Required Holders and the Issuer), the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Holders therefrom, (f) any Subsidiary that is (or, if it were a Note Party, would be) an “investment company” under the Investment Company Act of 1940, as amended, (g) any not-for profit Subsidiaries, captive insurance companies or other special purpose subsidiaries, (h) any Subsidiary that is organized under the laws of a jurisdiction other than any Covered Jurisdiction, (i) any subsidiary whose provision of a Guarantee would constitute an investment in “United States property” by a CFC or otherwise result in a material adverse tax consequence to the Issuer or one of its subsidiaries (or, if applicable, the common parent of the Issuer’s consolidated group for income tax purposes) as reasonably determined by the Issuer and, prior to the Disposition Date, in consultation with the Controlling Party, (j)(i) any direct or indirect subsidiary of a CFC and (ii) any Domestic Foreign Holdco, (k) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (l) each Unrestricted Subsidiary and (m) any Subsidiary (other than the Subsidiary Note Parties on the Issue Date) for which the providing of a Guarantee would reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers and (n) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition (or other Investment not prohibited by this Indenture) financed with Indebtedness permitted under Section 5.01 hereof as assumed Indebtedness and any Restricted Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such Subsidiary from becoming a Notes Guarantor (so long as such prohibition did not arise in connection with such Permitted Acquisition (or such other Investment not prohibited by this Indenture) or such assumption of Indebtedness); provided that any Immaterial Subsidiary that is a signatory to the First Lien Collateral Agreement or that provides a Notes Guarantee shall be deemed not to be an Excluded Subsidiary for purposes of this Indenture and the other Notes Documents unless the Issuer has otherwise notified the Trustee; provided further that the Issuer may at any time and in its sole discretion, upon notice to the Trustee, deem that any Restricted Subsidiary shall not be an Excluded Subsidiary for purposes of this Indenture and the other Notes Documents.

“Fair Market Value” or “fair market value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset (which determination shall be conclusive), it being agreed that with respect to real property, in no event will any Note Party be required to obtain independent appraisals or other third party valuations to establish such Fair Market Value unless required by FIRREA.

“Final Maturity Date” means December 13, 2026.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of Holdings or the Issuer, as applicable.

“Financial Performance Covenant” means any financial maintenance covenant from time to time in effect under the Credit Agreement.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Collateral Agent” has the meaning assigned to such term in the First/Second Lien Intercreditor Agreement.

“First Lien Collateral Agreement” means the First Lien Collateral Agreement among the Note Parties party thereto, the First Lien Collateral Agent and the First Lien Notes Collateral Agent, substantially in the form of Exhibit G.

“First Lien Credit Facilities” means (a) the loans made pursuant to the Credit Agreement on the Issue Date, (b) any First Lien Incremental Facilities permitted to be incurred in accordance with the terms of the Credit Agreement and (c) any Indebtedness incurred under Section 2.21 of the Credit Agreement.

“First Lien Incremental Equivalent Debt” has the meaning assigned to such term in the Credit Agreement as in effect on the Issue Date.

“First Lien Incremental Facility” has the meaning assigned to such term in the Credit Agreement as in effect on the Issue Date.

“First Lien Notes Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under the Notes Documents, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means such successor.

“First Lien Pari Passu Intercreditor Agreement” means the First Lien Pari Passu Intercreditor Agreement substantially in the form of Exhibit H-2 among the First Lien Notes Collateral Agent and Jefferies Finance LLC as Authorized Representative for the Credit Agreement Secured Parties and any Additional Senior Class Debt Representatives for holders of Indebtedness permitted by this Indenture to be secured by the Collateral on a pari passu basis with the Credit Agreement Obligations.

“First Lien Term Loans” has the meaning assigned to such term in the Credit Agreement as in effect on the Issue Date.

“First/Second Lien Intercreditor Agreement” means the First/Second Lien Intercreditor Agreement substantially in the form of Exhibit H-1 among the Credit Agreement Agent, the First Lien Notes Collateral Agent and any Senior Representatives for holders of Indebtedness permitted by this Indenture to be secured by the Collateral. On the Issue Date, the First Lien Notes Collateral Agent will enter into a First/Second Lien Intercreditor Agreement with the Credit Agreement Agent, the Second Lien Notes Collateral Agent and the other parties party thereto.

“First Lien Loan Documents” has the meaning assigned to such term in the Credit Agreement as in effect on the Issue Date.

“First Lien Obligations” means the “Senior Obligations” as defined in the First/Second Lien Intercreditor Agreement.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Issuer notifies the Trustee and the Controlling Party that the Issuer requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof on the operation of such provision (or if the Trustee notifies the Issuer that the Controlling Party requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“General Restricted Payment Reallocated Amount” means any amount that, at the option of Holdings or the Issuer, has been reallocated from Section 5.07(a)(viii) to clause (C) of the proviso in Section 5.04(m), which shall be deemed to be a utilization of the basket set forth in Section 5.07(a)(viii).

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or disposition of assets permitted under this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances, wastes, chemicals, pollutants, contaminants of any nature and in any form regulated pursuant to any Environmental Law.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means (a) prior to any IPO, Initial Holdings and (b) upon and after an IPO, (i) if the IPO Entity is Initial Holdings or any Person of which Initial Holdings is a Subsidiary, Initial Holdings or (ii) if the IPO Entity is an Intermediate Parent, the IPO Entity.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold or to be sold to Institutional Accredited Investors.

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Incremental Cap” means, as of any date of determination, the sum of (I)(a) the greater of (i) $288,000,000 and (ii) 75% of Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis; plus (b) the sum of (i) the aggregate principal amount of all First Lien Term Loans, First Lien Incremental Equivalent Debt and/or any other Indebtedness secured by the Collateral on a pari passu basis with or senior to the Notes Obligations voluntarily prepaid (including purchases and redemptions of the Loans, First Lien Incremental Equivalent Debt and/or any other Indebtedness secured by the Collateral on a pari passu basis with or senior to the Notes Obligations by the Issuer and its Subsidiaries (to the extent retired) at or below par, in which case the amount of such voluntary prepayments shall be deemed to be the amount paid in cash, and with respect to any reduction in the outstanding amount of any loan resulting from the application of any “yank-a-bank” provisions, the amount paid in cash), (ii) the aggregate amount of all First Lien Term Loans repurchased and prepaid pursuant to Section 2.11(a)(ii) of the Credit Agreement or otherwise in a manner not prohibited by Section 9.04(g) of the Credit Agreement and (iii) all reductions of Revolving Commitments (and, in the case of any revolving loans, a corresponding commitment reduction), in each case prior to such date (other than, in each case, prepayments, repurchases and commitment reductions with the proceeds of the incurrence of Credit Agreement Refinancing Indebtedness or other long-term Indebtedness) minus (c)(i) the amount of all First Lien Incremental Facilities and all First Lien Incremental Equivalent Debt incurred in reliance on the foregoing clauses (a) and/or (b) and (ii) the amount of all First Lien Incremental Equivalent Debt incurred in reliance on the foregoing clauses (a) and/or (b) plus (II)(a) in the case of any First Lien Incremental Facilities or First Lien Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Notes Obligations, the maximum aggregate principal amount that can be incurred without causing the Senior Secured First Lien Net Leverage Ratio, after giving effect to the incurrence of any Incremental Facility or Incremental Equivalent Debt and the use of proceeds thereof, on a Pro Forma Basis, to exceed 5.50 to 1.00 for the most recently ended Test Period; (b) in the case of any Incremental Facilities or Incremental Equivalent Debt secured by the Collateral on a junior basis with the Notes Obligations, the maximum aggregate principal amount that can be incurred without causing the Senior Secured Net Leverage Ratio to exceed 7.50 to 1.00, on a Pro Forma Basis for the most recently ended Test Period; and (c) in the case of any Incremental Equivalent Debt that is unsecured, the maximum aggregate principal amount that can be incurred without causing the Total Net Leverage Ratio, after giving effect to the incurrence of such Incremental Equivalent Debt and the use of proceeds thereof to exceed 7.50 to 1.00 on a Pro Forma Basis, for the most recently ended Test Period. Any ratio calculated for purposes of determining the “Incremental Cap” shall be calculated on a Pro Forma Basis after giving effect to the incurrence of any Incremental Facility or Incremental Equivalent Debt and the use of proceeds thereof (assuming that the full amount of any Incremental Revolving Commitment Increase (as defined in the Credit Agreement) and Additional/Replacement Revolving Commitments (as defined in the Credit Agreement) being established at such time is fully drawn and deducting in calculating the numerator of any leverage ratio the cash proceeds thereof to the extent such proceeds are not promptly applied, but without giving effect to any simultaneous incurrence of any Incremental Facility or Incremental Equivalent Debt made pursuant to clause (I) above) for the most recent Test Period ended and subject to Section 1.06 to the extent applicable. Indebtedness may be incurred under both clauses (I) and (II), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (II) above and then calculating the incurrence under clause (I) above (if any) (and vice versa) (and if both clauses (I) and (II) are available and the Issuer does not make an election, the Issuer will be deemed to have elected clause (II)); provided that any such Indebtedness originally incurred in reliance on clause (I) above shall cease to be deemed outstanding under clause (I) and shall instead be deemed to be outstanding pursuant to clause (II) above from and after the first date on which the Issuer could have incurred the aggregate principal amount of such Indebtedness in reliance on clause (II) above.

“Incremental Equivalent Debt” means First Lien Incremental Equivalent Debt and/or Second Lien Incremental Equivalent Debt.

“Incremental Facility” means incremental, additional or other Term Loans or Revolving Commitments incurred or established under the Credit Agreement; provided that, after giving effect to the effectiveness of any Incremental Facility and at the time that any such Incremental Facility is made or effected, (i) no Event of Default (except, in the case of the incurrence or provision of any Incremental Facility in connection with a Permitted Acquisition or other Investment not prohibited by the terms of this Indenture, no Specified Event of Default) shall have occurred and be continuing and (ii) the Issuer shall be in Pro Forma Compliance with the Financial Performance Covenant for the Test Period then last ended (regardless of whether such Financial Performance Covenant is applicable under the Credit Agreement at such time); provided further that any such Incremental Facility (a) shall rank equal in right of payment with the Notes, shall be secured only by the collateral securing the Notes Obligations and shall only be guaranteed by the guarantors of the Notes Obligations, (b) shall not mature earlier than the Term Loans or Revolving Commitments, as applicable, under the Credit Agreement and (c) shall not have a shorter Weighted Average Life to Maturity than the remaining term of the Term Loans or Revolving Commitments under the Credit Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable and (z) taxes and other accrued expenses accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Person that is a direct or indirect parent of Holdings appearing on the balance sheet of Holdings or the Issuer, or solely by reason of push down accounting under GAAP, (v) for the avoidance of doubt, any Qualified Equity Interests issued by Holdings or the Issuer and (vi) any earn-out, take-or-pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Issuer and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the Issuer’s Senior Secured First Lien Floating Rate Notes due 2026 authenticated and delivered under this Indenture on the Issue Date.

“Initial Purchasers” means, collectively, the parties to the Notes Purchase Agreement listed on Schedule 1 thereto as Initial Purchasers.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Intellectual Property” has the meaning assigned to such term in the First Lien Collateral Agreement.

“Intellectual Property Security Agreements” means, collectively, the First Lien Trademark Security Agreement, the First Lien Patent Security Agreement and the First Lien Copyright Security Agreement, in each case which has the meaning assigned to such term in the First Lien Collateral Agreement.

“Intercompany Note” means the Intercompany Note, dated as of December 13, 2019, by and among Holdings, the Issuer, any Intermediate Parent and each of the Restricted Subsidiaries from time to time party thereto.

“Intercreditor Agreement” means any of the First Lien Pari Passu Intercreditor Agreement, the First/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement (when in effect) or any other Customary Intercreditor Agreement in effect, as applicable.

“Intermediate Parent” means any Subsidiary of Holdings of which the Issuer is a subsidiary.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Issuer and its Subsidiaries (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 5.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investor” means a holder of Equity Interests in Holdings (or any direct or indirect parent thereof).

“IPO” means (x) the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in the IPO Entity or (y) the listing for trading of common Equity Interests in the IPO Entity on a securities exchange of recognized national or international standing, approved by the IPO Entity.

“IPO Entity” means, at any time upon and after an IPO, Initial Holdings, a parent entity of Initial Holdings or an Intermediate Parent, as the case may be, the Equity Interests of which were issued or sold pursuant to, or otherwise the subject of, the IPO; provided that, immediately following the IPO, the Issuer is a direct or indirect Wholly Owned Subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Issuer immediately prior to the IPO.

“Issue Date” means July 31, 2020.

“Issuer” has the meaning set forth in the preamble hereto until a successor replaces the applicable entity in accordance with the applicable provisions of this Indenture and, thereafter, includes such successor.

“Issuer Order” means a written request or order signed on behalf of the Issuer by a Responsible Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, and delivered to the Trustee.

“Junior Debt Payment Reallocated Amount” means any amount that, at the option of Holdings or the Issuer, has been reallocated from Section 5.07(b)(iv) to clause (D) of the proviso in Section 5.04(m), which shall be deemed to be a utilization of the basket set forth in Section 5.07(b)(iv).

“Junior Financing” means (a) any Indebtedness for borrowed money (other than (i) any permitted intercompany Indebtedness owing to Holdings, any Intermediate Parent, the Issuer or any Restricted Subsidiary or any Permitted Unsecured Refinancing Debt or (ii) any Indebtedness in an aggregate principal amount not exceeding $50,000,000) that is subordinated in right of payment to the Notes Obligations, and (b) any Permitted Refinancing in respect of the foregoing.

“Letter of Credit” has the meaning assigned to such term in the Credit Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means (a) any Permitted Acquisition (including by way of merger or amalgamation), Investment or irrevocably declared Restricted Payment by the Issuer or any Restricted Subsidiary permitted pursuant to this Indenture whose consummation is not conditioned upon the availability of, or on obtaining, third party financing (or, if such a condition does exist, the Issuer or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained) or (b) any prepayment, repurchase or redemption of Indebtedness requiring irrevocable notice in advance of such prepayment, repurchase or redemption.

“Management Investors” means the members of the Board of Directors, officers and employees of Holdings, the Issuer and/or their respective Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Holdings (or any direct or indirect parent thereof).

“Material Adverse Effect” means a circumstance or condition affecting the business, financial condition, or results of operations of Holdings, any Intermediate Parent, the Issuer and their respective Subsidiaries, taken as a whole, that would reasonably be expected to have a materially adverse effect on (a) the ability of the Issuer and the other Note Parties, taken as a whole, to perform their payment obligations under the Notes Documents or (b) the rights and remedies of the Trustee, the First Lien Notes Collateral Agent and the Holders under the Notes Documents.

“Material Indebtedness” means Indebtedness for borrowed money (other than the Notes Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of the Issuer and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Issuer or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means any real property with a Fair Market Value, as reasonably determined by the Issuer in good faith, greater than or equal to $30,000,000.

“Material Subsidiary” means each Intermediate Parent or Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Issuer most recently ended, had net revenues or total assets for such quarter in excess of 2.5% of the consolidated net revenues or total assets, as applicable, of the Issuer and its Restricted Subsidiaries for such quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of the Issuer’s most recently ended net revenues or total assets in excess of 10.0 % of the consolidated revenues or total assets, as applicable, of the Issuer and its Restricted Subsidiaries for such quarter, the Issuer shall designate in writing one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 10.0% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder; provided further that the Issuer may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as the Issuer is in compliance with the foregoing.

“MFN Provision” means in the event that the Effective Yield for any U.S. Dollar-denominated, first lien floating rate Indebtedness is greater than the Effective Yield for the Initial Notes by more than 0.50% per annum, then the Effective Yield for the Initial Notes shall be increased to the extent necessary so that the Effective Yield for the Initial Notes is equal to the Effective Yield for such Indebtedness minus 0.50% per annum (provided that the “LIBOR floor” applicable to the outstanding Initial Notes shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Indebtedness prior to any increase in the Applicable Rate applicable to such Initial Notes then outstanding). Promptly upon the occurrence of any event triggering the obligation to increase the Effective Yield on the Notes under this provision, the Issuer shall deliver an Officer’s Certificate to the Trustee identifying the required rate changes and the effective date of such change and describing the basis for such change.

“Model” means that certain financial model delivered by the Issuer to the Holders on May 1, 2020 (together with any updates or modifications thereto made prior to the Issue Date with the consent of the Holders).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, charge, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property in favor of the First Lien Notes Collateral Agent for the benefit of the Secured Parties to secure the Notes Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance reasonably satisfactory to the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) and the Issuer.

“Mortgaged Property” means each parcel of Material Real Property with respect to which a Mortgage will (or is required to be) be granted pursuant to the Collateral and Guarantee Requirement, Section 4.13 or Section 4.14.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) without duplication, the sum of (i) all fees and out-of-pocket expenses paid by Holdings, any Intermediate Parent, the Issuer and any Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, any Intermediate Parent, the Issuer and its Restricted Subsidiaries as a result of such event to repay Indebtedness secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, any Intermediate Parent, the Issuer or its Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Issuer or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), the amount of dividends and other restricted payments that Holdings, any Intermediate Parent, the Issuer and/or its Restricted Subsidiaries may make pursuant to Section 5.07(a)(vii)(A) or (B) as a result of such event, and the amount of any reserves established by Holdings, any Intermediate Parent, the Issuer and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Issuer at such time of Net Proceeds in the amount of such reduction. To the extent that any portion of Net Proceeds payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Issuer upon converting such portion into Dollars.

“New Project” shall mean (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by the Issuer or its Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) depreciation and amortization (including, without limitation, as they relate to acquisition accounting, amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Non-Wholly Owned Subsidiary” of any Person means any subsidiary of such Person other than a Wholly Owned Subsidiary.

“Not Otherwise Applied” means, with reference to the Available Amount or the Available Equity Amount, as applicable, that such amount was not previously applied pursuant to Sections 5.04(m), 5.07(a)(viii) and 5.07(b)(iv).

“Note Parties” means Holdings, any Intermediate Parent, the Issuer and the Subsidiary Note Parties.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of the Issue Date, among the Initial Purchasers, the Issuer and the Notes Guarantors relating to the sale and purchase of the Initial Notes (subject to the terms and conditions contained therein), as amended, supplemented or otherwise modified from time to time.

“Notes” means any of the Issuer’s Senior Secured First Lien Floating Rate Notes due 2026 authenticated and delivered under this Indenture

“Notes Documents” means this Indenture, the Notes, the Notes Guarantees, the First Lien Collateral Agreement, the First Lien Pari Passu Intercreditor Agreement, the First/Second Lien Intercreditor Agreement, the other Security Documents, any other Intercreditor Agreement, and any other document entered into or delivered by a Note Party in connection with the foregoing and designated as a Notes Document therein.

“Notes Guarantee” means the Guarantee by each Notes Guarantor of the Issuer’s Notes Obligations pursuant to Article 10 of this Indenture.

“Notes Guarantors” means Holdings, any Intermediate Parent and the Subsidiary Note Parties.

“Notes Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Note Party or any of their Subsidiaries arising under any Notes Document or otherwise with respect to any Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Note Party or any Subsidiary of any proceeding under any Bankruptcy Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Notes Obligations of the Note Parties under the Notes Documents (and of any of their Subsidiaries to the extent they have obligations under the Notes Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts, in each case, payable by any Note Party or any of their Subsidiaries under any Notes Document and (b) the obligation of any Note Party or any of their Subsidiaries to reimburse any amount in respect of any of the foregoing that the Trustee or First Lien Notes Collateral Agent, in their sole and reasonable discretion, may elect to pay or advance on behalf of such Note Party or such Subsidiary.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer Event” means any event in which (a) there is any sale, transfer or other disposition of any property or asset of the Issuer or any of its Restricted Subsidiaries permitted by Section 5.05(k) other than dispositions resulting in aggregate Net Proceeds not exceeding (A) $25,000,000 in the case of any single transaction or series of related transactions and (B) $50,000,000 for all such transactions during any fiscal year of the Issuer or (b) there are any Credit Agreement Declined Proceeds.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by a Responsible Officer of the Issuer or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel. Such counsel may be an employee of or counsel to the Issuer or the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Patent” has the meaning assigned to such term in the First Lien Collateral Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit F.

“Permitted Acquisition” means the purchase or other acquisition, by merger, amalgamation, consolidation or otherwise, by the Issuer or any Subsidiary of any Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Subsidiary (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person), or (ii) such Person is merged or amalgamated into or consolidated with a Subsidiary and such Subsidiary is the surviving entity of such merger, amalgamation or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 4.16, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the First Lien Notes Collateral Agent and Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders)) (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 4.15 or is otherwise an Excluded Subsidiary) and (d) subject to Section 1.06, after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing.

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or governmental charges that are (i) not overdue for a period of the greater of (x) 30 days and (y) the applicable grace period related thereto or otherwise not at such time required to be paid pursuant to Section 4.07 or (ii) that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or other applicable accounting principles);

(b) Liens with respect to outstanding motor vehicle fines and Liens arising or imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance, social security, retirement and other similar legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i), whether pursuant to statutory requirements, common law or consensual arrangements;

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, return-of-money bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices, whether pursuant to statutory requirements, common law or consensual arrangements;

(e) minor survey exceptions, minor encumbrances, covenants, conditions, easements, rights-of-way, restrictions, encroachments, protrusions, by-law, regulation or zoning restrictions, reservations of or rights of others for sewers, electric lines, telegraph and telephone lines and other similar purposes and other similar encumbrances and minor title defects or irregularities affecting real property, that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, or which are set forth in the title insurance policy delivered with respect to the Mortgaged Property and are “insured over” in such insurance policy;

(f) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 6.01(j);

(g) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Issuer or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 5.01;

(h) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Issuer or any of its Subsidiaries;

(i) rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(j) Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(k) Liens in favor of obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(l) Liens arising from grants of non-exclusive licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(m) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(n) Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other tenant obligations in respect of leased properties, so long as such Liens are not exercised;

(o) securities to public utilities or to any Governmental Authority when required by the utility or other authority in connection with the supply of services or utilities to the Issuer and any Restricted Subsidiaries;

(p) servicing agreements, development agreements, site plan agreements and other agreements with any Governmental Authority pertaining to the use or development of any of the assets of the Person, provided the same are complied with in all material respects and do not materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of such Person;

(q) operating leases of vehicles or equipment which are entered into in the ordinary course of business;

(r) Liens securing Priority Obligations;

(s) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(t) any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property; and

(u) leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Issuer and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money other than Liens referred to in clauses (d) and (k) above securing obligations under letters of credit or bank guarantees or similar instruments related thereto and in clause (g) above, in each case to the extent any such Lien would constitute a Lien securing Indebtedness for borrowed money.

“Permitted First Priority Refinancing Debt” has the meaning assigned to such term in the Credit Agreement as in effect on the Issue Date.

“Permitted Holders” means (a) the Sponsor, (b) the Management Investors, (c) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of any parent entity of the Issuer or the Issuer, acting in such capacity and (d) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members if a majority of the Equity Interests owned by the group is owned by Permitted Holders under clause (a) or (b) above.

“Permitted Investments” means any of the following, to the extent owned by the Issuer or any Restricted Subsidiary:

(a) Dollars, Euros, Canadian Dollars, pounds sterling or such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom, (iii) Canada, (iv) Switzerland or (v) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of such country or such member nation of the European Union is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks or (y) $100,000,000 in the case of non-U.S. banks, or the U.S. dollar equivalent (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Canada, (iii) Switzerland or (iv) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or its equivalent, or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, Canada, Switzerland, the United Kingdom, a member of the European Union or by any political subdivision or taxing authority of any such state, member, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j) investments, classified in accordance with GAAP as current assets of the Issuer or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) with respect to any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State, commonwealth or territory thereof or the District of Columbia: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least

“A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; provided that the principal amount (or accreted value, if applicable) may exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended to the extent such excess amount (and the terms thereof) is otherwise permitted to be incurred under Section 5.01, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 5.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the remaining term of the Indebtedness being modified, refinanced, refunded, renewed or extended (provided, however, that, if such Indebtedness resulting from such modification, refinancing, refunding, renewal or extension constitutes term loans, amortization of such term loans, to the extent that it does not exceed 1.0% per annum, shall be disregarded in calculating the Weighted Average Life to Maturity of such term loans), (c) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Notes Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Notes Obligations on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 5.01(a)(xxi) or (a)(xxii), such Indebtedness complies with the Required Additional Debt Terms, (f) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind), rate floors, fees, discounts and redemption premium) of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are not, taken as a whole, materially less favorable to the Note Parties or the Holders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Final Maturity Date at the time such Indebtedness is incurred) (together with, at the election of the Issuer, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood that, to the extent that any covenant, event of default or guarantee is added or modified for the benefit of any such Permitted Refinancing, the terms shall not be considered materially less favorable if such covenant, event of default or guarantee is either (A) also added or modified for the benefit of any Notes remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Final Maturity Date at the time of such refinancing); provided that a certificate of a Responsible Officer of the Issuer delivered to the Trustee and the Holders at least five (5) Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Issuer has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended and (g) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 5.01(a)(vii) or (a)(ix), the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is (x) unsecured if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured or (y) not secured on a more favorable basis than the Indebtedness being modified, refinanced, refunded, renewed or extended if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured. For the avoidance of doubt, it is understood and agreed that (x) notwithstanding anything in this Indenture to the contrary, in the case of any Indebtedness incurred to modify, refinance, refunding, extend, renew or replace Indebtedness initially incurred in reliance on and measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such modification, refinancing, refunding, extension, renewal or replacement would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such modification, refinancing, refunding, extension, renewal or replacement, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as such incurrence otherwise constitutes a “Permitted Refinancing” and (y) a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing, provided that such excess includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Second Priority Debt” means (a) the Second Lien Facilities and (b) any Second Lien Incremental Equivalent Debt, in each case, permitted to be incurred pursuant to the terms of the Second Lien Indenture as in effect on the Issue Date (as it may be amended in accordance with the express terms of the First/Second Lien Intercreditor Agreement) and any Permitted Refinancing thereof.

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by the Issuer and/or any Subsidiary Note Party (and any Guarantee thereof by Holdings or any Intermediate Parent) in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior lien, subordinate basis to the Notes Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, (iv) such Indebtedness is not guaranteed by any entity that is not a Note Party, (v) the security agreements relating to such Indebtedness are on substantially the same terms as the Security Documents (with such differences as are reasonably satisfactory to the Controlling Party) and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the First/Second Lien Intercreditor Agreement and/or a Customary Intercreditor Agreement, as applicable. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Issuer and/or any Note Party in the form of one or more series of senior unsecured notes or senior unsecured loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, (iii) if such Indebtedness is guaranteed, such Indebtedness is not guaranteed by any entity that is not a Note Party, and (iv) such Indebtedness is not secured by any Lien on any property or assets of Holdings, Intermediate Parent, the Issuer or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Note Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Priority Obligation” means any obligation that is secured by a Lien on any Collateral in favor of a Governmental Authority, which Lien ranks or is capable of ranking prior to or pari passu with the Liens created thereon by the applicable Security Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers’ compensation, governmental royalties and stumpage or pension fund obligations.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Issuer, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Issuer in good faith as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Issuer and its Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs will be incurred during the entirety of such Test Period, (B) any Pro Forma Adjustment to Consolidated EBITDA shall be certified by a Financial Officer, the chief executive officer or president of the Issuer and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Indenture to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Issuer or any of their respective Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by Holdings, the Issuer or any of their respective Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Issuer or any of their respective Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment. References herein to Pro Forma Compliance or compliance on a Pro Forma Basis with the Financial Performance Covenant shall mean Pro Forma Compliance with the Financial Performance Covenant whether or not then in effect.

“Pro Forma Disposal Adjustment” means, for any Test Period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Issuer in good faith as a result of contractual arrangements between the Issuer or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal.

“Purchaser” means (a) each Initial Purchaser and (b) each Related Purchaser (if any).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means Equity Interests of Holdings or the Issuer other than Disqualified Equity Interests.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the board of directors of the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Securitization Subsidiary and (b) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer).

“Record Date” for the interest payable on any applicable Interest Payment Date means March 15, June 15, September 15 and December 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinancing Facility” means Credit Agreement Refinancing Indebtedness incurred under the Credit Agreement and issued, incurred or otherwise obtained by the Issuer (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, Term Loans or Revolving Commitments under the Credit Agreement; provided that such exchanging, extending, renewing, replacing or refinancing Credit Agreement Refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Term Loans or Revolving Commitments being refinanced, exchanged, extended, renewed or replaced (plus any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b) does not mature earlier than or, other than in the case of a Refinancing Facility in respect of the Revolving Commitments, have a Weighted Average Life to Maturity shorter than the remaining term of the Term Loans or Revolving Commitments under the Credit Agreement being exchanged, extended, renewed, replaced or refinanced, (c) will be unsecured or will rank pari passu or junior in right of payment and of security with the Notes, (d) will have such pricing and optional prepayment terms as may be reasonably agreed by the Issuer and the lenders thereof and (e) the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so refinanced, as the case may be.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold or to be sold in reliance on Rule 903.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Purchasers” means (a) each affiliated investment entity and/or other affiliate of an Account and (b) each fund, investor, entity or account that is managed, sponsored or advised by an Account or its affiliates that, in each case of clauses (a) and (b), executes the Note Purchase Agreement or a counterpart to the Note Purchase Agreement pursuant to Section 9.2(c) thereof (or otherwise becomes a Beneficial Owner of Notes) or to which any Notes (or beneficial interests therein) or commitments to purchase Notes are transferred or assigned.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any occupied structure, facility or fixture.

“Required Additional Debt Terms” means with respect to any Indebtedness, (a) such Indebtedness does not mature earlier than the Final Maturity Date (except in the case of customary bridge loans which subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Final Maturity Date), (b) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default or, if term loans, excess cash flow prepayments applicable to periods before the Final Maturity Date) that could result in redemptions of such Indebtedness prior to the Final Maturity Date, (c) such Indebtedness is not guaranteed by any entity that is not a Note Party and (d) such Indebtedness that is secured (i) is not secured by any assets not securing the Notes Obligations, (ii) is subject to the First/Second Lien Intercreditor Agreement, the First Lien Pari Passu Intercreditor Agreement and/or a Customary Intercreditor Agreement(s), as applicable; provided that the conditions in clauses (a) and (b) shall not apply to an ABL Facility.

“Required Amount” means more than 50% of the aggregate principal amount of the then outstanding Notes.

“Required Holders” means Holders of the Required Amount.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, statutory instruments, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means (i) when used with respect to the Trustee or the First Lien Notes Collateral Agent, any officer within the corporate trust department of the Trustee or the First Lien Notes Collateral Agent, as applicable, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture, and (ii) when used with respect to a Note Party, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a member of the Board of Directors of a Note Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Issue Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Note Party. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Issuer or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Issuer or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Issuer or any Restricted Subsidiary.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Issuer, other than an Unrestricted Subsidiary.

“Revolving Commitment” means the commitments of lenders or other creditors to make revolving loans and acquire participations in letters of credit and/or swingline loans under the Credit Agreement.

“Revolving Loans” means revolving loans, swingline loans and reimbursement obligations in respect of letters of credit pursuant to Revolving Commitments under the Credit Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Debt Documents” means the “Notes Documents” as such term is defined in the Second Lien Indenture.

“Second Lien Debt Document Obligations” means the “Notes Obligations” as such term is defined in the Second Lien Indenture.

“Second Lien Facilities” means the notes under the Second Lien Indenture on the Issue Date.

“Second Lien Incremental Equivalent Debt” means the “Second Lien Incremental Equivalent Debt” as such term is defined in the Second Lien Indenture.

“Second Lien Indenture” means the Indenture dated as of December 13, 2019, by and among Holdings, the Borrower, each other Note Party, the Second Lien Trustee and the Second Lien Notes Collateral Agent.

“Second Lien Notes” means the “Notes” as such term is defined in the Second Lien Indenture.

“Second Lien Notes Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under the Second Lien Indenture, and its successors in such capacity as provided in the Second Lien Indenture.

“Second Lien Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Second Lien Indenture and the other Second Lien Debt Documents, and its successors in such capacity as provided in the Second Lien Indenture.

“Second Lien Security Documents” means the “Security Documents” as such term is defined in the Second Lien Indenture.

“Secured Parties” means (a) each Holder, (b) the Trustee, (c) the First Lien Notes Collateral Agent, (d) each Purchaser, (e) the beneficiaries of each indemnification obligation undertaken by any Note Party under any Notes Document and (f) the permitted successors and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Qualified Securitization Facility that are customarily sold or pledged in connection with securitization transactions and the proceeds thereof.

“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties and indemnities made in connection with such facilities) to the Issuer or any Restricted Subsidiary (other than a Securitization Subsidiary) pursuant to which the Issuer or any Restricted Subsidiary sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with securitization transactions to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Documents” means the First Lien Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.05 or 4.14 to secure any of the Notes Obligations.

“Senior Representative” means, with respect to any series of Indebtedness permitted by this Indenture to be secured by the Collateral on a pari passu or junior basis to the Notes Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured First Lien Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured First Lien Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Specified Event of Default” means an Event of Default under Section 6.01(a), (b), (h) or (i).

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of the Notes Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis after giving Pro Forma Effect thereto.

“Sponsor” means Warburg Pincus LLC, GTCR LLC and each of their respective Affiliates, but not including, however, any portfolio companies of the foregoing.

“Subsidiary” means any subsidiary of the Issuer (unless otherwise specified).

“Subsidiary Note Party” means each Subsidiary of the Issuer that is a party to this Indenture.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means term loans incurred pursuant to the Credit Agreement.

“Test Period” means, at any date of determination, the most recent twelve consecutive months of the Issuer ended on or prior to such time, in respect of which the financial information necessary to calculate the relevant ratio is internally available.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Trademark” has the meaning assigned to such term in the First Lien Collateral Agreement.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Issuer or any other Subsidiary in connection with the Transactions.

“Transactions” means the (a) the Acquisition, (b) the execution, delivery and performance by each Note Party of the Notes Documents to which it is to be a party and (c) the issuance of the Notes hereunder and the use of proceeds thereof.

“Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the Redemption Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the Redemption Date to July 31, 2021; provided, however, that if the period from the Redemption Date to July 31, 2021 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended from time to time.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the First Lien Notes Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary designated by the Issuer as an Unrestricted Subsidiary pursuant to Section 4.15 subsequent to the Issue Date.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“U.S.A. PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acquired Debt”	5.01(a)(xvii)(A)
“Acquired Entity or Business”	“Consolidated EBITDA”
“Adjusted LIBOR Rate”	Exhibit A
“Applicable Rate”	Exhibit A
“Approved Bank”	“Permitted Investments”
“Approved Foreign Bank”	“Permitted Investments”
“Authentication Order”	2.02
“ASU”	Capital Lease Obligations
“Calculation Agent”	13.17
“Converted Restricted Subsidiary”	“Consolidated EBITDA”
“Converted Unrestricted Subsidiary”	“Consolidated EBITDA”
“Covenant Defeasance”	8.03
“Dispose” and “Disposition”	5.05
“DTC”	2.03
“Event of Default”	6.01
“First Lien Incremental Equivalent Debt”	5.01(a)(xxii)
“Fixed Amount”	1.04(p)
“Guaranteed Obligations”	10.01
“Incurrence Based Amount”	1.04(p)
“Indemnitee”	7.07
“Initial Credit Agreement Agent”	“Credit Agreement”
“Initial Holdings”	Preamble
“Interest Payment Date”	Exhibit A
“Interest Period”	Exhibit A
“LCT Election”	1.06
“LCT Test Date”	1.06
“Legal Defeasance”	8.02
“Master Agreement”	“Swap Agreement”
“Note Register”	2.03
“Offer Amount”	3.09(d)
“Offer Period”	3.09(d)
“Pari Passu Indebtedness”	3.09(d)
“Paying Agent”	2.03
“Pro Forma Entity”	“Acquired EBITDA”
“Purchase Date”	3.09(d)
“Redemption Date”	3.09(a)
“Redemption Offer”	3.09(d)
“Refinanced Debt”	“Credit Agreement Refinancing Indebtedness”
“Registrar”	2.03
“Regulation S Temporary Global Note Legend”	2.06(g)(iii)
“Retained Declined Proceeds”	3.09(d)
“Starter Basket”	“Available Amount”
“Tax Distributions”	5.07(a)(vii)(A)
“Tax Group”	5.07(a)(vii)(A)

Section 1.03 Incorporation by Reference of Certain Provisions of the Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Notes Guarantees means the Issuer and the Notes Guarantors, respectively, and any successor obligor upon the Notes and the Notes Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rules under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires, for purposes of this Indenture and the other Notes Documents:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command (and shall be construed to have the same meaning and effect as the word “shall”);

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit;

(j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(k) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(l) unless the context requires otherwise, (a) unless otherwise specified or the context otherwise requires, any definition of or reference to any agreement (including this Indenture and the other Notes Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Indenture in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Indenture and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(m) all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Indenture shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, all obligations of Holdings, the Issuer and the Restricted Subsidiaries that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the ASU shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Notes Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Notes Documents;

(n) notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Indenture, the Total Net Leverage Ratio, the Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and any other financial ratio or test shall be calculated on a Pro Forma Basis, including to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made, and in making any determination on a Pro Forma Basis, such calculations shall be made in good faith by a Financial Officer and shall be conclusive absent manifest error;

(o) for purposes of determining compliance with any of the covenants set forth in Article 4 or Article 5 (including in connection with any First Lien Incremental Facility) at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Restricted Payment, Disposition or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Article 4 or Article 5 (including in connection with any First Lien Incremental Facility), the Issuer (i) shall in its sole discretion determine under which category such Lien (other than Liens securing the Notes Obligations and the Liens securing the Permitted Second Priority Debt incurred on the Issue Date), Investment, Indebtedness (other than Indebtedness incurred under the First Lien Loan Documents and the Permitted Second Priority Debt incurred under the Second Lien Loan Documents on the Issue Date), Disposition, Restricted Payment or Affiliate transaction (or, in each case, any portion there) is permitted and (ii) shall be permitted, in its sole discretion, to make any redetermination and/or to divide, classify or reclassify under which category or categories such Lien, Investment, Indebtedness, Disposition, Restricted Payment or Affiliate transaction is permitted from time to time as it may determine and without notice to the First Lien Notes Collateral Agent or any Holder, so long as at the time of such redesignation the Issuer would be permitted to incur such Lien, Investment, Indebtedness or Restricted Payment under such category or categories, as applicable. For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Notes Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date;

(p) notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or test (including, without limitation, any Total Net Leverage Ratio, Senior Secured Net Leverage Ratio and/or Senior Secured First Lien Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts other than Incurrence Based Amounts contained in Section 5.01 or Section 5.02; and

(q) unless otherwise provided in this Indenture or in any Note, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based record keeping system, as applicable, to the fullest extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

Section 1.05 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the Beneficial Owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are Beneficial Owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 1.06 Limited Condition Transactions. Notwithstanding anything in this Indenture or any Notes Document to the contrary, when calculating any applicable ratio, the amount or availability of the Incremental Cap, the amount or availability of the Available Amount or any other basket based on Consolidated EBITDA or total assets, or determining other compliance with this Indenture (including the determination of compliance with any provision of this Indenture which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio, the amount or availability of the Incremental Cap, the amount or availability of the Available Amount or any other basket based on Consolidated EBITDA or total assets, and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, in respect of any transaction described in clause (b) of the definition of Limited Condition Transaction, delivery of irrevocable notice or similar event) (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period ending prior to the LCT Test Date, the Issuer could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with; provided that at the option of the Issuer, the relevant ratios and baskets may be recalculated at the time of consummation of such Limited Condition Transaction. For the avoidance of doubt, (x) if any of such ratios or baskets are exceeded as a result of fluctuations in such ratio or basket (including due to fluctuations in Consolidated EBITDA of the Issuer and its Subsidiaries or fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or, if applicable, the irrevocable notice or similar event is terminated or expires), any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated or expires.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms.

(i) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to $100,000,000.

(ii) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Notes Guarantors, the Trustee and the First Lien Notes Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(iii) The Notes shall be subject to repurchase by the Issuer pursuant to a Redemption Offer as provided in Section 3.09 hereof. The Notes shall not be redeemable, other than as provided in Article 3.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

One Responsible Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual, facsimile or other electronic signature.

If a Responsible Officer of the Issuer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver Initial Notes that may be validly issued under this Indenture.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days of such notice, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes (provided that Regulation S Global Notes at the Issuer’s election pursuant to this clause may not be exchanged for Definitive Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S) or (iii) there shall have occurred and be continuing a Default with respect to the Notes and the Depositary requests that one or more Definitive Notes be issued. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06, Section 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Sections 2.06(b)(iii)(B) and 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions and procedures set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than a Purchaser or pursuant to Rule 144A). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of the certificates in the form of Exhibit B. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, a certificate to the Registrar substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(iv), if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (i) or (ii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item 3(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) (except transfers pursuant to clause (G) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Exhibit B, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, in the case of clause (C) above, the applicable Regulation S Global Note, and in all other cases, the applicable IAI Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(ii), if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clauses (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(ii), if the Registrar or Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, RESOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR [(C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”) AND THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR (AS TO WHICH IT EXERCISES SOLE INVESTMENT DISCRETION),] IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND (2) AGREES THAT IT WILL NOT WITHIN [ONE YEAR AFTER THE LATER OF THE DATE OF THE ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH THE ISSUER OR ANY OF ITS RESPECTIVE AFFILIATES OWNED THIS NOTE — FOR NOTES ISSUED PURSUANT TO RULE 144A/TO IAIS][40 DAYS AFTER THE LATER OF THE DATE OF ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S — FOR NOTES ISSUED IN OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S], OFFER, RESELL

OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) (I) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (II) INSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED THEREIN), (III) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR (AS TO WHICH IT EXERCISES SOLE INVESTMENT DISCRETION), IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND THAT PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE ISSUER AND TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE) AND AN OPINION OF COUNSEL, IN FORM AND FROM COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER, TO THE EFFECT THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (V) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (VI) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (VII) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN

CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(iv) Original Issue Discount Legend. To the extent applicable, each Global Note and Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREASURY REGULATION SECTION 1.1275-3. THIS NOTE WAS ISSUED WITH ‘ORIGINAL ISSUE DISCOUNT’ WITHIN THE MEANING OF SECTION 1272, ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON WRITTEN REQUEST, THE ISSUER WILL PROVIDE TO ANY HOLDER OF THE NOTE (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, AND (3) THE ORIGINAL YIELD TO MATURITY OF THE NOTE. SUCH REQUEST SHOULD BE SENT TO THE ISSUER AT SOTERA HEALTH HOLDINGS, LLC, 9100 SOUTH HILLS BLVD, BROADVIEW HEIGHTS, OH 44147, ATTN: GENERAL COUNSEL, TEL: (440) 262-1409, E-MAIL: MKLABEN@SOTERAHEALTH.COM.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 5.05 and 9.05 hereof).

(iii) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with an Redemption Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any other Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any other Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.04 hereof, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) The Trustee shall have no responsibility or obligation to any Beneficial Owner of a Global Note, a member of, or a participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, Beneficial Owner, or other Person (other than the Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants, and any Beneficial Owners.

(xi) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Depositary’s participants, members, or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and its agents and in the judgment of the Issuer to protect the Issuer, the Trustee, any other Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note, including the Trustee’s expenses.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the cancellation of all cancelled Notes shall be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.03 hereof and as provided in Section 6.03. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of such special record date and payment date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13 CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use CUSIP and ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee of any change in the CUSIP and ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least 5 Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 hereof but not more than 60 days before a redemption date (except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, such Notes shall be selected for redemption or repurchase by the Trustee (1) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or in the case of Global Notes, in accordance with customary procedures of the Depositary or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Depositary. Such Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption or purchase.

The Trustee, after consultation with DTC, shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in minimum amounts of $1,000 or whole multiples of $1,000 in excess thereof; no Notes of $1,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

The Trustee shall not be responsible for any actions taken or not taken by DTC pursuant to their Applicable Procedures.

Section 3.03 Notice of Redemption.

Subject to Section 3.09 hereof, the Issuer shall deliver notices of purchase or redemption electronically or by first-class mail, postage prepaid, at least 15 but not more than 60 days before the purchase or redemption date to each Holder of Notes (with a copy to the Trustee) at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption may be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN Code, if any, listed in such notice or printed on the Notes; and

(i) any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered written notice to the Trustee, at least 20 days prior to the redemption date (unless a shorter notice shall be agreed to by the Trustee) in the form of an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, unless such redemption is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

Prior to noon (New York City time) on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.03 and 6.03 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Definitive Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to July 31, 2021, the Issuer may redeem all or a part of the Notes, upon such notice as described under Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) At any time and from time to time on or after July 31, 2021, the Issuer may redeem the Notes, in whole or in part, upon notice as described under Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in this Section 3.07(b), plus accrued and unpaid interest, if any, thereon to, but not including, the applicable redemption date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on July 31st of each of the years indicated below:

Year	Percentage
2021	103.000%
2022	101.000%
2023 and thereafter	100.000%

(c) Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control or other corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

Subject to Section 3.09, the Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer Events.

(a) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Issuer or its Restricted Subsidiaries in respect of clause (a) of the definition of “Offer Event,” the Issuer may, at its option, apply such Net Proceeds:

(i) to invest (or commit to invest) such Net Proceeds (or a portion thereof) within 12 months after receipt of such Net Proceeds in the business of the Issuer and the other Subsidiaries (including any acquisitions permitted under Section 5.04); provided that, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall be applied in accordance with the provisions of this Section 3.09 below; or

(ii) to the extent of any such Net Proceeds have not been so invested (or committed to be invested) by the end of such period of time,

(A) first, to permanently reduce Obligations under the First Lien Credit Facilities and to correspondingly repay revolving loans and/or reduce commitments with respect thereto and/or Obligations under other Permitted First Priority Debt and to correspondingly reduce commitments with respect thereto (to the extent required by the terms of the Credit Agreement); and

(B) second, to make a Redemption Offer (as defined below) for the Notes issued under this Indenture.

(b) Notwithstanding any other provisions of Section 3.09, (A) to the extent that any of or all the Net Proceeds of any Offer Event of a Subsidiary of the Issuer that is organized under the laws of a jurisdiction other than the United States, any state, commonwealth or territory thereof or the District of Columbia are prohibited or delayed by applicable local law from being repatriated to the Issuer, the portion of such Net Proceeds so affected will not be required to be taken into account in determining the amount to be applied in compliance with this Section 3.09 and such amounts may be retained by such Subsidiary so long, but only so long, as the Issuer determined in good faith that the applicable local law will not permit repatriation to the Issuer, and once the Issuer has determined in good faith that such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be effected as soon as practicable and such repatriated Net Proceeds will be taken into account in determining the amount to be applied (net of additional taxes payable or reserved if such amounts were repatriated) in compliance with this Section 3.09, (B) to the extent that and for so long as the Issuer has determined in good faith that repatriation of any of or all the Net Proceeds of any Offer Event would have a material adverse tax or cost consequence with respect to such Net Proceeds, the Net Proceeds so affected will not be required to be taken into account in determining the amount to be applied in compliance with this Section 3.09, and such amounts may be retained by such Subsidiary; provided that when the Issuer determines in good faith that repatriation of any of or all the Net Proceeds of any Offer Event would no longer have a material adverse tax consequence with respect to such Net Proceeds, such Net Proceeds shall be taken into account in determining the amount to be applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 3.09, and (C) to the extent that and for so long as the Issuer has determined in good faith that repatriation of any of or all the Net Proceeds of any Offer Event would give rise to a risk of liability for the directors of such Subsidiary, the Net Proceeds so affected will not be required to be taken into account in determining the amount to be applied in compliance with Section 3.09, as the case may be, and such amounts may be retained by such Subsidiary.

(c) In the event and on each occasion that any Declined Credit Agreement Proceeds are received by the Issuer or its Restricted Subsidiaries in respect of clause (b) of the definition of “Offer Event,” the Issuer shall, within five (5) Business Days of such receipt, make a Redemption Offer for the Notes issued under this Indenture in an amount equal to 100% of all Net Proceeds received from such Offer Event.

(d) In the event that the Issuer shall be required pursuant to subsections (a) or (c) of this Section 3.09 to commence an offer (a “Redemption Offer”) to all Holders to purchase the Notes, it shall follow the procedures specified in this Section 3.09(d) through 3.09(i) and offer to purchase such Notes at a price in cash equal to the sum of (i) 100% of the principal amount of such Notes, plus (ii) accrued and unpaid interest to (but excluding) the Purchase Date, subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Each Redemption Offer shall remain open for not less than 30 or more than 60 days immediately following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). Notwithstanding the foregoing, the Issuer shall be permitted to apply Net Proceeds or Declined Credit Agreement Proceeds, as applicable, received in connection with an applicable Offer Event, if required by the terms of any Indebtedness that is pari passu in right of payment and as to priority of Collateral with the Notes (such Indebtedness, “Pari Passu Indebtedness”), to purchase such Pari Passu Indebtedness on a pro rata basis with the Notes (based on the principal amount of the Notes and such Pari Passu Indebtedness (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of at least $1,000, or integral multiples of $1,000 in excess thereof, shall be purchased); provided that in no event may the amount of Net Proceeds or Declined Credit Agreement Proceeds, as applicable, applied to purchase such Pari Passu Indebtedness exceed the amount required to be applied to purchase such Pari Passu Indebtedness by the terms thereof. Within three (3) Business Days immediately after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply the Net Proceeds or Declined Credit Agreement Proceeds, as applicable (the “Offer Amount”) to purchase the principal amount of the Notes and, to the extent required, any applicable Pari Passu Indebtedness. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. Any Declined Credit Agreement Proceeds that are not included in the Offer Amount shall constitute “Retained Declined Proceeds.”

(e) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules or regulations are applicable in connection with the repurchase of Notes pursuant to an Redemption Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(f) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to (but not including) the Purchase Date shall be paid to the Person in whose name a tendered Note accepted for purchase is registered at the close of business on such Record Date, and unless the Issuer defaults in making payment for such tendered Note pursuant to the Redemption Offer, no additional interest shall be payable to Holders of such tendered Note.

(g) Upon the commencement of an Redemption Offer, the Issuer shall send, by first class or electronic mail, postage prepaid, a notice to each of the Holders, which shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Redemption Offer. The Redemption Offer shall be made to all Holders of Notes. The notice, which shall govern the terms of the Redemption Offer, shall state:

(i) that the Redemption Offer is being made pursuant to this Section 3.09 and the length of time the Redemption Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Redemption Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Redemption Offer may elect to have Notes purchased in whole or in part in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof;

(vi) that Holders electing to have a Note purchased pursuant to any Redemption Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed (or, in the case of Global Notes, compliant with the Applicable Procedures), to the Issuer or any designated agent for such purchase, as the case may be, at the address specified in the notice delivered at the close of business on the third Business Day before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer or any designated agent for such purchase, as the case may be, receives, not later than the close of business on the second Business Day preceding the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii) that, if the aggregate principal amount of Notes surrendered by Holders and Pari Passu Indebtedness required to be repaid exceeds the Offer Amount, the Issuer shall select the Notes (and the issuer of, or agent for, such Pari Passu Indebtedness shall select such Pari Passu Indebtedness) to be purchased on a pro rata basis (or otherwise in accordance with the Applicable Procedures in the case of the Global Notes) based on the principal amount of the Notes and, to the extent required, any applicable Pari Passu Indebtedness (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of at least $1,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(h) On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, Notes or portions thereof tendered pursuant to the Redemption Offer, and shall deliver to the Holders a notice stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Issuer shall promptly (but in any case not later than one (1) Business Day after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly execute, and the Trustee shall, upon receipt of an Authentication Order, authenticate, and deliver (or cause to be transferred by book-entry) a new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note), in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.

(i) Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

AFFIRMATIVE COVENANTS

Section 4.01 Financial Statements and Other Information.

Holdings or the Issuer shall deliver to the Trustee, with a copy to each Holder:

(a) commencing with the financial statements for the fiscal year ended December 31, 2020, on or before the date that is one hundred and twenty-five (125) days after the end of each fiscal year of the Issuer, audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows of the Issuer and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly and solely with respect to, or expressly and solely resulting from, (A) the Final Maturity Date occurring within one year from the time such opinion is delivered or (B) any actual failure to satisfy the Financial Performance Covenant or potential inability to satisfy the Financial Performance Covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Issuer and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) commencing with the financial statements for the fiscal quarter ended September 30, 2020, on or before the date that is sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of the Issuer (and/or its predecessor, as applicable) and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related unaudited consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Trustee), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, any Intermediate Parent, the Issuer or any Restricted Subsidiary with the SEC or with any national securities exchange; and

(e) at the request of the Controlling Party (which shall be no more than quarterly), and following the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the Issuer shall use commercially reasonable efforts to hold a conference call for the Holders at a time reasonably acceptable to the Issuer, which conference call shall be accompanied by related presentation materials prepared by the Issuer.

In addition, to the extent not satisfied by the foregoing, for so long as the Notes remain outstanding and are “restricted securities” within the meaning of Rule 144, the Issuer shall furnish to Holders thereof and prospective investors in such Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) of the Securities Act.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 4.01 may be satisfied with respect to financial information of the Issuer and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Issuer (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations (including any extended deadlines available thereunder in connection with an IPO) or (B) the applicable financial statements of Holdings (or any Intermediate Parent or any direct or indirect parent of Holdings); provided that (i) to the extent such information relates to a parent of the Issuer, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 4.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly and solely with respect to, or expressly and solely resulting from, (A) the Final Maturity Date occurring within one year from the time such opinion is delivered or (B) any actual failure to satisfy or potential inability to satisfy any Financial Performance Covenant on a future date or in a future period).

The requirements set forth in Section 4.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be satisfied by (i) delivering such information electronically to the Trustee and (ii) posting copies of such information on a website (which may be nonpublic and may be maintained by the Issuer or a third party) to which access shall be given to Holders, Beneficial Owners of Notes and prospective purchasers of the Notes; provided that: (i) the Issuer shall deliver paper copies of such documents to the Trustee until a written notice to cease delivering paper copies is given by the Trustee and (ii) the Issuer shall notify the Trustee (by fax or electronic mail) of the posting of any such documents and shall provide to the Trustee by electronic mail electronic versions (i.e., soft copies) of such documents. The Trustee shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Holder shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, neither the Issuer nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Trustee (or any Holder (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product, (iv) with respect to which any Note Party owes confidentiality obligations (to the extent not created in contemplation of such Note Party’s obligations under this Section 4.01) to any third party, after such Note Party’s use of commercially reasonable efforts to obtain the consent of such third party (to the extent commercially feasible) or (v) that relates to any investigation by any Governmental Authority to the extent (x) such information is identifiable to a particular individual and the Issuer in good faith determines such information should remain confidential or (y) the information requested is not factual in nature.

The Trustee shall receive financial reports and statements of the Issuer as provided herein, but shall have no duty to review, retain or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer and shall not be charged with knowledge of the contents thereof or determinable therefrom (as to which, in each case, the Trustee is entitled to rely exclusively on an Officer’s Certificate).

Section 4.02 [Reserved].

Section 4.03 Payment of Notes

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of noon (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes (after giving effect to the provisions of Section 6.03) to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate (including after giving effect to the provisions of Section 6.03) to the extent lawful.

Section 4.04 Maintenance of Office or Agency

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof; provided that no office of the Trustee shall be an office or agency of the Issuer for the purpose of service of legal process on the Issuer or any Guarantor.

Section 4.05 Information Regarding Collateral.

(a) Holdings or the Issuer will furnish to the Trustee and the First Lien Notes Collateral Agent prompt (and in any event within thirty (30) days or such longer period as reasonably agreed to by the Trustee) written notice of any change (i) in any Note Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Note Party or in the form of its organization or (iii) in any Note Party’s organizational identification number to the extent that such Note Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b) Not later than five Business Days after financial statements are required to be delivered pursuant to Section 4.01(a), Holdings or the Issuer shall deliver to the Trustee a certificate executed by a Responsible Officer of Holdings or the Issuer (i) setting forth the information required pursuant to Paragraphs 1, 7, 8, 9, 10 and 11 of the Perfection Certificate or confirming that there has been no change in such information since the later of (x) the date of the Perfection Certificate delivered on the Issue Date or (y) the date of the most recent certificate delivered pursuant to this Section 4.05, (ii) identifying any (x) new Intermediate Parent or (y) Wholly Owned Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary or an Excluded Subsidiary during the most recently ended fiscal year and (iii) certifying that all notices required to be given by Section 4.05 prior to the date of such certificate have been given.

Section 4.06 Existence; Conduct of Business.

Each of Holdings and the Issuer will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Issuer) that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 5.03 or any Disposition permitted by Section 5.05.

Section 4.07 Payment of Taxes, etc.

Each of Holdings and the Issuer will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, pay all Taxes (whether or not shown on a Tax return) imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by Holdings, the Issuer or any of their respective Subsidiaries or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 4.08 Maintenance of Properties.

Each of Holdings and the Issuer will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (casualty, condemnation and ordinary wear and tear excepted), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.09 Insurance.

(a) Each of Holdings and the Issuer will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment or the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Holders, upon written request from the Controlling Party, information presented in reasonable detail as to the insurance so carried. The Issuer shall, and shall cause each Restricted Subsidiary organized or existing under the laws of a Covered Jurisdiction to (i) name the First Lien Notes Collateral Agent, on behalf of the Holders, as an additional insured as its interests may appear on each such general liability policy of insurance and each casualty insurance policy belonging to or insuring such Restricted Subsidiary (other than directors and officers policies, workers compensation policies and business interruption insurance) and (ii) in the case of each property insurance policy belonging to or insuring a Restricted Subsidiary organized or existing under the laws of a Covered Jurisdiction, include a loss payable clause or mortgagee endorsement that names the First Lien Notes Collateral Agent, on behalf of the Note Secured Parties, as the loss payee or mortgagee, as applicable, thereunder, subject to the provisions of the First/Second Lien Intercreditor Agreement.

(b) If any portion of a building or other improvement included in any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or under any successor statute thereto), then the Issuer shall, or shall cause each Note Party to (i) maintain, or cause to be maintained, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) furnish to the Holders, upon written request from the Controlling Party, information presented in reasonable detail as to the flood insurance so carried.

Section 4.10 Books and Records.

Each of Holdings and the Issuer will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, any Intermediate Parent, the Issuer or its Restricted Subsidiaries, as the case may be.

Section 4.11 Compliance with Laws.

Each of Holdings and the Issuer will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, comply with all Requirements of Law (including Environmental Laws and the U.S.A. PATRIOT Act) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.12 Use of Proceeds.

The Issuer will use the proceeds of the Initial Notes directly or indirectly to finance (a) the consideration in connection with the Acquisition and any other payments required under the Acquisition Agreement and (b) the fees and expenses incurred in connection with the Transactions with any remainder to be credited to the account of the Issuer for general corporate purposes, including capital expenditures, to fund Permitted Acquisitions, Investments permitted hereunder, Restricted Payments and other transactions not prohibited by this Indenture; provided, that in no event shall the proceeds of the Notes be applied to the prepayment or redemption of the Second Lien Notes.

Section 4.13 Additional Subsidiaries.

(a) If (i) any additional Restricted Subsidiary that is not an Excluded Subsidiary, or any Intermediate Parent, in each case, organized in a Covered Jurisdiction, is formed or acquired after the Issue Date, (ii) any Restricted Subsidiary ceases to be an Excluded Subsidiary (other than any Immaterial Subsidiary that becomes a Material Subsidiary, which shall be subject to Section 4.13(b)) or (iii) the Issuer, at its option, elects to cause a Subsidiary organized in a Covered Jurisdiction, a subsidiary that is otherwise an Excluded Subsidiary (including any Subsidiary that is not a Wholly Owned Subsidiary or any consolidated Affiliate in which the Issuer and its Subsidiaries own no Equity Interest or that is organized in a non-Covered Jurisdiction) to become a Subsidiary Note Party, then in each case of (i), (ii) and (iii) Holdings or the Issuer will, within 30 days (or such longer period as may be agreed to by the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) in its reasonable discretion) after (x) such newly formed or acquired Restricted Subsidiary or Intermediate Parent is formed or acquired, (y) such Restricted Subsidiary ceases to be an Excluded Subsidiary or (z) the Issuer has made such election, notify the Trustee, the First Lien Notes Collateral Agent and the Controlling Party thereof, and will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) or Intermediate Parent to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary or Intermediate Parent and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary or Intermediate Parent owned by or on behalf of any Note Party within 30 days after such notice (or such longer period as the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) shall reasonably agree). The Issuer shall deliver to the Trustee, the First Lien Notes Collateral Agent and the Controlling Party a completed Perfection Certificate (or supplement thereof) with respect to such Restricted Subsidiary or Intermediate Parent signed by a Responsible Officer of Holdings or of such applicable Restricted Subsidiary, together with all attachments contemplated thereby concurrently with the satisfaction of the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary or Intermediate Parent.

(b) Within 45 days (or such longer period as otherwise provided in this Indenture or as the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) may reasonably agree) after Holdings or the Issuer identifies any new Material Subsidiary pursuant to Section 4.05(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary, to the extent not already satisfied pursuant to Section 4.13(a).

(c) Notwithstanding the foregoing, in the event any Material Real Property would be required to be mortgaged pursuant to this Section 4.13, the applicable Note Party shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such Material Real Property within 90 days, following the latter of the date such Subsidiary becomes a Note Party and the acquisition of such Material Real Property, or such longer time period as agreed by the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) in its reasonable discretion.

Section 4.14 Further Assurances.

(a) Each of Holdings and the Issuer will, and will cause each Note Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Trustee or the Controlling Party may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Note Parties.

(b) If, after the Issue Date, any material assets (other than Excluded Assets), including any Material Real Property, are acquired by the Issuer or any other Note Party or are held by any Subsidiary on or after the time it becomes a Note Party pursuant to Section 4.13 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Issuer will notify the Trustee, the First Lien Notes Collateral Agent and the Controlling Party thereof, and, if requested by the First Lien Notes Collateral Agent or the Controlling Party, the Issuer will cause such assets to be subjected to a Lien securing the Notes Obligations and will take and cause the other Note Parties to take, such actions as shall be necessary and reasonably requested by the Trustee or the Controlling Party to grant and perfect such Liens, including actions described in paragraph (a) of this Section 4.14 and as required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Note Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any Material Real Property is mortgaged pursuant to this Section 4.14(b), the Issuer or such other Note Party, as applicable, shall be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section 4.14 within 90 days following the acquisition of such Material Real Property or such longer time period as agreed by the Trustee and the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) in its reasonable discretion.

(c) Notwithstanding anything to the contrary herein or in any other Notes Documents, it is understood and agreed that from and after the Disposition Date and prior to the Discharge of First Lien Credit Agreement Obligations, (A) to the extent the Credit Agreement Agent is satisfied with or agrees to any deliveries of or other arrangements with respect to the Shared Collateral (as defined in the First/Second

Lien Intercreditor Agreement), the Trustee, the First Lien Notes Collateral Agent, the Holders and the other Secured Parties, as the case may be, shall be deemed to be satisfied with the corresponding deliveries or other arrangements in respect of the Shared Collateral so long as such deliveries and other arrangements with respect to the Shared Collateral are the same as those with which the Credit Agreement Agent was satisfied or to which the Credit Agreement Agent agreed, (B) if the Credit Agreement Agent grants an extension of time pursuant to a provision in the Credit Agreement or the other loan documents, in each case, with respect to Shared Collateral (as defined in the First/Second Lien Intercreditor Agreement) or the provision of guarantees in respect of the Credit Agreement Obligations, the Trustee, the First Lien Notes Collateral Agent, the Holders and the other Secured Parties, as the case may be, shall automatically be deemed to accept such extension of time hereunder with respect to the corresponding matters under the Notes Documents and (C) if the Credit Agreement Agent exercises its discretion under the Senior Debt Documents to determine that (I) any Subsidiary of the Issuer shall be an “Excluded Subsidiary” under the exclusion in the Credit Agreement corresponding to clause (e) of the definition of “Excluded Subsidiary” contained herein or (II) any asset shall be an “Excluded Asset” under the exclusion in the Credit Agreement corresponding to clause (n) of the definition of “Excluded Assets” contained herein or (III) any Subsidiary shall be a Loan Party (as defined in the Credit Agreement) under the Senior Debt Documents (or released from being a Loan Party (as defined in the Credit Agreement) thereunder) or any asset shall be Collateral under the Senior Debt Documents (or any Lien on any Collateral is released thereunder), then in each of clauses (C)(I), (II) and (III), the Trustee, the First Lien Notes Collateral Agent, the Holders and the other Secured Parties, as the case may be, shall automatically be deemed to accept such determination hereunder and, in the case of the Trustee and the First Lien Notes Collateral Agent, upon receipt of an Officer’s Certificate from the Issuer accompanied by evidence of the Credit Agreement Agent consent, shall execute any documentation, if applicable, in connection therewith. Neither the Trustee nor the First Lien Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate.

(d) The Issuer hereby agrees to deliver, or cause to be delivered, to the Controlling Party in form and substance reasonably satisfactory to the Controlling Party, the items described on Schedule 4.14 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders).

Section 4.15 Designation of Subsidiaries

The Issuer may at any time after the Issue Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, on a Pro Forma Basis, the Total Net Leverage Ratio shall not exceed 7.50 to 1.00 for the most recently ended Test Period and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Credit Agreement or any other Material Indebtedness of Holdings or the Issuer. The designation of any Subsidiary as an Unrestricted Subsidiary after the Issue Date shall constitute an Investment by the Issuer therein at the date of designation in an amount equal to the fair market value of the Issuer’s or their respective subsidiaries’ (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Issuer in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Issuer’s or its Subsidiaries’ (as applicable) Investment in such Subsidiary.

Section 4.16 Lines of Business

The Issuer and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Issue Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

Section 4.17 Compliance Certificate

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Responsible Officer of the Issuer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Responsible Officer of the Issuer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than five (5) Business Days upon becoming aware of any Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event, its status and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.18 Stay, Extension and Usury Laws

The Issuer and each of the Notes Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Notes Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

ARTICLE 5

NEGATIVE COVENANTS

Section 5.01 Indebtedness; Certain Equity Securities

(a)   The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)   (A) Indebtedness of the Issuer or any Subsidiary Note Party under this Indenture and the other Notes Documents in respect of the Initial Notes and (B) any Permitted Refinancing in respect thereof;

(ii) Indebtedness, including intercompany Indebtedness, outstanding on the Issue Date and listed on Schedule 5.01, and any Permitted Refinancing thereof;

(iii) Guarantees by the Issuer and any of the Restricted Subsidiaries in respect of Indebtedness of the Issuer or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 5.04, (B) no Guarantee by any Restricted Subsidiary of the Credit Agreement or any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Notes Obligations pursuant to this Indenture and (C) if the Indebtedness being Guaranteed is subordinated to the Notes Obligations, such Guarantee shall be subordinated to the Guarantee of the Notes Obligations on terms at least as favorable to the Holders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of the Issuer owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Issuer, to the extent permitted by Section 5.04; provided that all such Indebtedness of any Note Party owing to any Restricted Subsidiary that is not a Note Party shall be subordinated to the Notes Obligations (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences) on terms (i) at least as favorable to the Holders as those set forth in the Intercompany Note or (ii) otherwise reasonably satisfactory to the Controlling Party;

(v)   (A) Indebtedness (including Capital Lease Obligations and purchase money Indebtedness) incurred, issued or assumed by the Issuer or any Restricted Subsidiary to finance the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property, equipment or other assets; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof); provided, further that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of (A) $80,000,000 and (B) 20% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(vi) Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(vii)   (A) Indebtedness of the Issuer, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into the Issuer or a Restricted Subsidiary) either (a) incurred or issued and/or (b) assumed after the Issue Date in connection with any Permitted Acquisition or any other Investment not prohibited by Section 5.04; provided that, with respect to clause (a) above, (i) to the extent such obligor or any guarantor is a Note Party, such Indebtedness is secured by the Collateral on a senior basis to the Notes Obligations, (ii) after giving effect to each such incurrence, issuance and/or assumption of such Indebtedness on a Pro Forma Basis, (I) the Senior Secured First Lien Net Leverage Ratio as of such time is less than or equal to 5.50 to 1.00 for the most recently ended Test Period, (II) the Issuer shall be in Pro Forma Compliance with the Financial Performance Covenant for the most recently ended Test Period (regardless of whether such Financial Performance Covenant is applicable under the Credit Agreement at such time) and (III) no Specified Event of Default shall exist or result therefrom (at the time of execution of a binding agreement in respect thereof), and (iii) with respect to any such newly incurred Indebtedness, (1) such Indebtedness does not mature earlier than Final Maturity Date (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Final Maturity Date) and (2) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the remaining term of the Notes (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing Indebtedness which does not have a shorter Weighted Average Life to Maturity than the Notes); provided, however, that, if such Indebtedness constitutes term loans, amortization of such term loans, to the extent that it does not exceed 1.0% per annum, shall be disregarded in calculating the Weighted Average Life to Maturity of such term loans; provided further that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Note Party outstanding in reliance on this clause (vii)(A)(a) or (vii)(B) (solely with respect to any Permitted Refinancing of any Indebtedness incurred pursuant to clause (vii)(A)(a)) (together with the aggregate principal amount of Indebtedness incurred in reliance on Section 5.01(a)(viii) and (x) and outstanding of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Note Party outstanding in reliance on Section 5.01(a)(viii) and 5.01(a)(x)) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $80,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(viii)   (A) Indebtedness of the Issuer, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into the Issuer or a Restricted Subsidiary) either (a) incurred and/or issued or (b) assumed after the Issue Date in connection with any Permitted Acquisition or any other Investment not prohibited by Section 5.04; provided that, with respect to clause (a) above, (i) to the extent such obligor or any guarantor is a Note Party, such Indebtedness is secured by the Collateral on a junior or subordinated basis to the Notes Obligations, (ii) after giving effect to each such incurrence, issuance and/or assumption of such Indebtedness on a Pro Forma Basis, (I) the Senior Secured Net Leverage Ratio as of such time is less than or equal to 7.50 to 1.00 for the most recently ended Test Period, (II) the Issuer shall be in Pro Forma Compliance with the Financial Performance Covenant for the most recently ended Test Period (regardless of whether such Financial Performance Covenant is applicable under the Credit Agreement at such time) and (III) no Specified Event of Default shall exist or result therefrom (at the time of execution of a binding agreement in respect thereof), and (iii) with respect to any such newly incurred Indebtedness, (1) such Indebtedness does not mature earlier than Final Maturity Date (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Final Maturity Date), (2) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the remaining term of the Notes (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing Indebtedness which does not have a shorter Weighted Average Life to Maturity than the Notes); provided, however, that, if such Indebtedness constitutes term loans, amortization of such term loans, to the extent that it does not exceed 1.0% per annum, shall be disregarded in calculating the Weighted Average Life to Maturity of such term loans and (3) the covenants, events of default and guarantees of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Indenture (when taken as a whole) are to the Holders (unless (1) the Holders under the Notes also receive the benefit of such more favorable terms (together with, at the election of the Issuer, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood that, to the extent that any covenant, event of default or guarantee is added or modified for the benefit of any such Indebtedness, no consent shall be required from the Trustee or any Holder to the extent that such covenant, event of default or guarantee is either (i) also added or modified for the benefit of the Notes remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) with respect to any “springing” financial maintenance covenant or other covenant that is (x) more restrictive on the Issuer and its Restricted Subsidiaries than the Financial Performance Covenant or other corresponding covenant hereunder and (y) only applicable to, or for the benefit of, a revolving credit facility, also added for the benefit of each revolving credit facility under the Credit Agreement (and not for the benefit of any term loan facility under the Credit Agreement), (2) such provisions are applicable only to periods after the Final Maturity Date at such time, or (3) such terms are otherwise reasonably satisfactory to the Controlling Party and the Issuer); and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided further that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Note Party outstanding in reliance on this clause (viii)(A)(a) or (viii)(B) (solely with respect to any Permitted Refinancing of any Indebtedness incurred pursuant to clause (viii)(A)(a)) (together with the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Note Party outstanding in reliance on Sections 5.01(a)(vii) and 5.01(a)(x)) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $80,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(ix) Indebtedness of the Issuer or any Subsidiary Note Party in respect of Term Loans outstanding on the Issue Date and Indebtedness outstanding or permitted to be incurred in respect of the Revolving Commitments in effect on the Issue Date;

(x)   (A) Indebtedness of the Issuer, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into the Issuer or a Restricted Subsidiary) either (a) incurred and/or issued or (b) assumed after the Issue Date in connection with any Permitted Acquisition or any other Investment not prohibited by Section 5.04; provided that (i) such Indebtedness is unsecured, (ii) after giving effect to each such incurrence, issuance and/or assumption of such Indebtedness (X) on a Pro Forma Basis, the Total Net Leverage Ratio as of the end of such time is less than or equal to 7.50 to 1.00 for the most recently ended Test Period, (Y) the Issuer shall be in Pro Forma Compliance with the Financial Performance Covenant for the most recently ended Test Period (regardless of whether such Financial Performance Covenant is applicable under the Credit Agreement at such time) and (Z) no Specified Event of Default shall exist or result therefrom, and (iii) with respect to any such newly incurred Indebtedness, (1) such Indebtedness does not mature earlier than the Final Maturity Date (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Final Maturity Date); and and (2) the covenants, events of default and guarantees of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Indenture (when taken as a whole) are to the Holders (unless (I) Holders under the existing Notes also receive the benefit of such more favorable terms (together with, at the election of the Issuer, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood that, to the extent that any covenant, event of default or guarantee is added or modified for the benefit of any such Indebtedness, no consent shall be required from the Required Holder to the extent that such covenant, event of default or guarantee is either (i) added or modified for the benefit of any Notes remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) with respect to any “springing” financial maintenance covenant or other covenant that is (x) more restrictive on the Issuer and its Restricted Subsidiaries than the Financial Performance Covenant or other corresponding covenant hereunder and (y) only applicable to, or for the benefit of, a revolving credit facility, also added for the benefit of each revolving credit facility under the Credit Agreement (and not for the benefit of any term loan facility under the Credit Agreement), (II) such provisions are applicable only to periods after the Final Maturity Date at such time, or (III) such terms are otherwise reasonably satisfactory to the Controlling Party and the Issuer); provided that a certificate of a Responsible Officer of the Issuer delivered to the Trustee and the Holders promptly after the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or copies of the principal documentation relating thereto, stating that the Issuer has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement); (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided further that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Note Party outstanding in reliance on this clause (x)(A)(a) or (ix)(B) (solely with respect to any Permitted Refinancing of any Indebtedness incurred pursuant to clause (ix)(A)(a)) (together with the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Note Party outstanding in reliance on Sections 5.01(a)(vii) and 5.01(a)(viii)) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $80,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xi) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non-recourse basis;

(xii) Settlement Indebtedness;

(xiii) Indebtedness in respect of Cash Management Obligations and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xiv) Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with any Permitted Acquisition, any other Investment or any Disposition, in each case, permitted under this Indenture;

(xv) Indebtedness of the Issuer or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary after the Issue Date (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary) which Indebtedness is either (A) unsecured or (B) (x) if the issuer or any guarantor of such Indebtedness is a Note Party and such Indebtedness is secured, then such Indebtedness is secured on a junior basis to the Notes Obligations and the agent for the holders of which have entered into the First/Second Lien Intercreditor Agreement or (y) if neither the issuer of such Indebtedness nor any guarantor of such Indebtedness is a Note Party, secured; provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xv) shall not exceed the greater of (A) $195,000,000 and (B) 50% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xvi) (A) Indebtedness of the Issuer or any of the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary after the Issue Date (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into the Issuer or a Restricted Subsidiary) (“Acquired Debt”); provided that (1)(x) if such Indebtedness is secured by the Collateral on a pari passu basis with the Notes Obligations and the agent for such Indebtedness has become a party to the First Lien Pari Passu Intercreditor Agreement, after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Senior Secured First Lien Net Leverage Ratio as of such time is less than or equal to 5.50 to 1.00 for the most recently ended Test Period, (y) if such Indebtedness is secured on a junior basis to the Notes Obligations and the agent for such Indebtedness has become a party to the First/Second Lien Intercreditor Agreement, after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Senior Secured Net Leverage Ratio as of such time is less than or equal to 7.50 to 1.00 for the most recently ended Test Period and (z) if such Indebtedness is unsecured, after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Total Net Leverage Ratio as of such time is less than or equal 7.50 to 1.00 for the most recently ended Test Period; (2) with respect to any such newly incurred Indebtedness, such Indebtedness does not mature earlier than the Final Maturity Date (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Final Maturity Date); and (3) the covenants, events of default and/or guarantees of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Indenture (when taken as a whole) are to the Holders (unless (I) Holders under the existing Notes also receive the benefit of such more favorable terms (together with, at the election of the Issuer, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood that, to the extent that any covenant, event of default or guarantee is added or modified for the benefit of any such Indebtedness, no consent shall be required from the Trustee or any Holder to the extent that such covenant, event of default or guarantee is either (i) added or modified for the benefit of any Notes remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) with respect to any “springing” financial maintenance covenant or other covenant that is (x) more restrictive on the Issuer and its Restricted Subsidiaries than the Financial Performance Covenant or other corresponding covenant hereunder and (y) only applicable to, or for the benefit of, a revolving credit facility, also added for the benefit of each revolving credit facility under the Credit Agreement (and not for the benefit of any term loan facility under the Credit Agreement), (II) such provisions are applicable only to periods after the Final Maturity Date at such time, or (III) such terms are otherwise reasonably satisfactory to the Controlling Party and the Issuer); provided that a certificate of a Responsible Officer of the Issuer delivered to the Trustee and the Holders promptly after the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or copies of the principal documentation relating thereto, stating that the Issuer has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement); and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided further that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Note Party outstanding in reliance on this clause (xvi) (together with the aggregate principal amount of Indebtedness incurred in reliance on Section 5.01(a)(xvii) and outstanding of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Note Party) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of (A) $80,000,000 and (B) 20% of Consolidated EBITDA for the most recently ended Test Period;

(xvii) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the capital of the Issuer or any Restricted Subsidiary (to the extent Not Otherwise Applied) after the Issue Date; provided further that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Note Party outstanding in reliance on this clause (xvii) (together with the aggregate principal amount of Indebtedness incurred in reliance on Section 5.01(a)(xvi) and outstanding of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Note Party) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of (A) $80,000,000 and (B) 20% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xviii) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xix) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xx) Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof;

(xxi) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, and any Permitted Refinancing of any of the foregoing;

(xxii) (A) Indebtedness of the Issuer or any Subsidiary Note Party issued in lieu of First Lien Incremental Facilities consisting of (i) one or more series of secured or unsecured loans, bonds, notes or debentures (which loans, bonds, notes or debentures, if secured, may be secured either by Liens pari passu with the Liens on the Collateral securing the Notes Obligations or by Liens having a junior priority relative to the Liens on the Collateral securing the Notes Obligations) (and any Registered Equivalent Notes issued in exchange therefor), (ii) one or more series of secured or unsecured loans, bonds, notes or debentures (which loans, bonds, notes or debentures, if secured, may be secured by Liens having a junior priority relative to the Liens on the Collateral securing the Notes Obligations) or (iii) an ABL Facility (the “First Lien Incremental Equivalent Debt”); provided that (x) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause shall not exceed, at the time of incurrence, the Incremental Cap at such time, (y) such Indebtedness complies with the provisions of the Required Additional Debt Terms (provided that clause (e) of the definition of “Required Additional Debt Terms” shall not apply to such First Lien Incremental Equivalent Debt) and (z) such Indebtedness shall not have a shorter Weighted Average Life to Maturity than the Notes (provided, however, that, if such Indebtedness constitutes term loans, amortization of such term loans, to the extent that it does not exceed 1.0% per annum, shall be disregarded in calculating the Weighted Average Life to Maturity of such term loans); and (B) any Permitted Refinancing of First Lien Incremental Equivalent Debt incurred pursuant to the foregoing subclause (A); provided, that the condition in clause (z) of the definition of “Required Additional Debt Terms” shall not apply to any First Lien Incremental Equivalent Debt in the form of an ABL Facility;

(xxiii) Indebtedness of any Restricted Subsidiary that is not a Note Party; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Note Party outstanding in reliance of this clause (xxiii) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of (A) $40,000,000 and (B) 10% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xxiv) Indebtedness incurred by the Issuer or any Restricted Subsidiary in respect of letters of credit, bank guarantees, warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xxv) Indebtedness and obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xxvi) Indebtedness representing deferred compensation or stock-based compensation owed to employees, consultants or independent contractors of Holdings, any Intermediate Parent, the Issuer or the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(xxvii) Indebtedness consisting of unsecured promissory notes issued by the Issuer or any Restricted Subsidiary to future, current or former officers, directors, employees, managers and consultants or their respective estates, spouses or former spouses, successors, executors, administrators, heirs, legatees or distributees, in each case to finance the purchase or redemption of Equity Interests of the Issuer (or any direct or indirect parent thereof) to the extent permitted by Section 5.07(a);

(xxviii) Indebtedness incurred in connection with a Qualified Securitization Facility;

(xxix) Indebtedness consisting of Permitted Second Priority Debt any Permitted Refinancing; provided that such Indebtedness is subject to the First/Second Lien Intercreditor Agreement;

(xxx) Indebtedness of the Issuer or any Subsidiary Note Parties in respect of any Incremental Facility or Refinancing Facility permitted to be incurred under the Credit Agreement as in effect on the Issue Date; provided that the aggregate principal amount Incremental Facilities incurred pursuant to this clause (xxx) shall not exceed, at the time of incurrence, the Incremental Cap at such time; and

(xxxi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxx) above.

provided, that any Indebtedness incurred pursuant to this Section 5.01 in the form of floating rate Indebtedness that (x) is denominated in Dollars (y) ranks equal in right of payment with the Initial Notes and (z) is secured by the Collateral on a pari passu basis with the Notes Obligations shall be subject to the MFN Provision.

(b) The Issuer will not, and will not permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of the Issuer, preferred Equity Interests that are Qualified Equity Interests and (B) (x) preferred Equity Interests issued to and held by the Issuer or any Restricted Subsidiary and (y) other preferred Equity Interests issued to and held by joint venture partners after the Issue Date; provided that in the case of this clause (y) any such issuance of preferred Equity Interests shall be deemed to be incurred Indebtedness and subject to the provisions set forth in Section 5.01(a) and (b).

For purposes of determining compliance with this Section 5.01, (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness described in clauses (a)(i) through (a)(xxxi) above, the Issuer may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (x) all Indebtedness outstanding under the Notes Documents in respect of the Initial Notes will at all times be deemed to have been incurred in reliance only on the exception in Section 5.01(a)(i)(A), (y) all Indebtedness outstanding under the Credit Agreement on the Issue Date will at all times be deemed to have been incurred in reliance only on the exception in Section 5.01(a)(ix) and (z) all Indebtedness incurred in the form of an Incremental Facility or Refinancing Facility will at all times be deemed to have been incurred in reliance only on the exception in Section 5.01(a)(xxx).

Notwithstanding any other provision herein, the Issuer shall not be permitted to incur Indebtedness if (x) the Liens on Collateral securing such Indebtedness are junior to the Liens on Collateral securing the First Lien Obligations but senior to the Liens on such Collateral securing the Second Lien Debt Document Obligations or (y) the priority of payments on such Indebtedness is junior and subordinate to the First Lien Obligations but senior in priority of payment to the Notes Obligations.

Section 5.02 Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned (but not leased) or hereafter acquired (but not leased) by it, except:

(i) Liens created under the First Lien Loan Documents, the Second Lien Debt Documents and the Notes Documents securing the Notes Obligations in respect of the Initial Notes;

(ii) Permitted Encumbrances;

(iii) Liens existing on the Issue Date; provided that any Lien securing Indebtedness or other obligations in excess of $1,000,000 individually shall only be permitted if set forth on Schedule 5.02 (unless such Lien is permitted by another clause in this Section 5.02) and any modifications, replacements, renewals or extensions thereof; provided further that such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 5.01 and (2) proceeds and products thereof;

(iv) Liens securing Indebtedness permitted under Section 5.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and customary security deposits and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions, accessions and improvements to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) easements, leases, licenses, subleases or sublicenses granted to others (including licenses and sublicenses of Intellectual Property) that do not (A) interfere in any material respect with the business of the Issuer and the Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness and (ii) any interest or title of a lessor or licensee under any lease, sublease (including financing statements regarding property subject to a lease) or license entered into by the Issuer or any Restricted Subsidiary not in violation of this Indenture;

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (B) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or (C) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 5.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 5.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 5.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) Liens on property or other assets of any Restricted Subsidiary that is not a Note Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Note Party, in each case permitted under Section 5.01(a);

(x) Liens granted by a Restricted Subsidiary that is not a Note Party in favor of any Restricted Subsidiary and Liens granted by a Note Party in favor of any other Note Party;

(xi) Liens existing on property or other assets at the time of its acquisition or existing on the property or other assets of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Issue Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(xii) Liens on cash, Permitted Investments or other marketable securities securing Letters of Credit of any Note Party that are cash collateralized on the Issue Date in an amount of cash, Permitted Investments or other marketable securities with a Fair Market Value of up to 105% of the face amount of such Letters of Credit being secured;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by any of the Issuer or any Restricted Subsidiary in the ordinary course of business;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business;

(xvii) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of the Restricted Subsidiaries are located;

(xviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix) Liens on the Collateral securing Indebtedness and other Credit Agreement Obligations permitted under Section 5.01(a)(vi), (ix) (which Lien may secure Indebtedness permitted under Section 5.01(a)(xxx)), (xiii), (xxi) or (xxii);

(xx) Liens securing Indebtedness on real property other than Material Real Property (except as required by this Indenture);

(xxi) Settlement Liens;

(xxii) Liens securing Indebtedness permitted under Section 5.01(a)(vii), (viii), (xv) or (xvi); provided any such Liens on Collateral shall be subject to (i) the First/Second Lien Intercreditor Agreement and the First Lien Pari Passu Intercreditor Agreement and/or (ii) a Customary Intercreditor Agreement;

(xxiii) [Reserved];

(xxiv) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xxv) Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxvi) Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(xxvii) Liens on cash or Permitted Investments securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law; provided that the aggregate outstanding amount of obligations secured by Liens existing in reliance on this clause (xxvii) shall not exceed $30,000,000;

(xxviii) other Liens; provided that, at the time of the granting thereof and after giving Pro Forma Effect thereto, the aggregate amount of obligations secured by all Liens incurred in reliance on this clause (xxviii) shall not exceed the greater of (A) $80,000,000 and (B) 20% of Consolidated EBITDA for the most recently Test Period (provided that, with respect to any such obligation, the amount of such obligation shall be the lesser of (x) the outstanding face amount of such obligation and (y) the fair market value of the assets securing such obligation); provided, further, that no such Liens under this clause (xxviii) shall encumber any Material Real Property (except as required by this Indenture); and

(xxix) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility.

Section 5.03 Fundamental Changes; Holdings Covenant

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve (which, for the avoidance of doubt, shall not restrict the Issuer or any Restricted Subsidiary from changing its organizational form), except that:

(i) any Restricted Subsidiary may merge, amalgamate or consolidate with (A) the Issuer; provided that the Issuer shall be the continuing or surviving Person, or (B) any one or more Restricted Subsidiaries; provided, further, that when any Subsidiary Note Party is merging, amalgamating or consolidating with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Note Party or (2) if the continuing or surviving Person is not a Subsidiary Note Party, the acquisition of such Subsidiary Note Party by such surviving Restricted Subsidiary is otherwise permitted under Section 5.04;

(ii) (A) any Restricted Subsidiary that is not a Note Party may merge, amalgamate or consolidate with or into any Restricted Subsidiary that is not a Note Party and (B) (x) any Restricted Subsidiary (other than the Issuer) may liquidate or dissolve and (y) any Restricted Subsidiary may change its legal or organizational form if the Issuer determines in good faith that such action is in the best interests of the Issuer and its Restricted Subsidiaries and is not materially disadvantageous to the Holders;

(iii) any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Issuer or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Note Party, then (A) the transferee must be a Note Party, (B) to the extent constituting an Investment, such Investment is a permitted Investment in a Restricted Subsidiary that is not a Note Party in accordance with Section 5.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Note Party, such Disposition is for Fair Market Value (as determined in good faith by the Issuer) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Note Party in accordance with Section 5.04;

(iv) the Issuer may merge, amalgamate or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (A) the Issuer shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Issuer or is a Person into which the Issuer has been liquidated (or, in connection with a Disposition of all or substantially all of the Issuer’s assets, if the transferee of such assets) (any such Person, the “Successor Issuer”), (1) the Successor Issuer shall be an entity organized or existing under the laws of a Covered Jurisdiction, (2) the Successor Issuer shall expressly assume all of the obligations of the Issuer under this Indenture and the other Notes Documents to which the Issuer is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Controlling Party, (3) each Note Party other than the Issuer, unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Controlling Party, that its Guarantee of and grant of any Liens as security for the Notes Obligations shall apply to the Successor Issuer’s obligations under this Indenture and (4) the Issuer shall have delivered to the Trustee and the Controlling Party a certificate of a Responsible Officer of the Issuer and an Opinion of Counsel, each stating that such merger, amalgamation or consolidation complies with this Indenture; provided further that (y) if such Person is not a Note Party, no Event of Default (or, to the extent related to a Limited Condition Transaction, no Specified Event of Default) shall exist after giving effect to such merger, amalgamation or consolidation and (z) if the foregoing requirements are satisfied, the Successor Issuer will succeed to, and be substituted for, the Issuer under this Indenture and the other Notes Documents; provided further that the Issuer shall have provided any documentation and other information about the Successor Issuer to the extent reasonably requested in writing promptly by the Trustee or any Holder, and in any case within one Business Day following the delivery of the certificate in clause (4), to any Holder or Beneficial Owner of Notes that such Holder or Beneficial Owner shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the U.S.A. PATRIOT Act (provided, that for the avoidance of doubt, the Issuer’s failure to deliver information requested after the first Business Day following delivery of the certificate in clause (4) above shall not constitute a Default or an Event of Default under this Indenture or the Notes Documents);

(v) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 5.04; provided that the continuing or surviving Person shall be the Issuer or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 4.13 and 4.14;

(vi) [reserved]; and

(vii) any Restricted Subsidiary may effect a merger, amalgamation, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 5.05.

(b) Holdings will not, and will not permit any Intermediate Parent to, conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of the Issuer, any Intermediate Parent and any other Subsidiary, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, (iv) the performance of its obligations under and in connection with the Notes Documents, the First Lien Loan Documents, the Second Lien Debt Documents, any documentation governing any Indebtedness or Guarantee and the other agreements contemplated hereby and thereby, (v) any public offering of its or any of its direct or indirect parent’s common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Indenture, including the costs, fees and expenses related thereto, (vi) making any dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by Section 5.08, or any Investment in the Issuer, any Intermediate Parent or any other Subsidiary, (vii) the incurrence of any Indebtedness, (viii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (ix) providing indemnification to officers and members of the Board of Directors, (x) activities incidental to the consummation of the Transactions and (xi) activities incidental to the businesses or activities described in clauses (i) to (x) of this paragraph.

(c) Holdings will not, and will not permit any Intermediate Parent to, own or acquire any material assets (other than Equity Interests as referred to in paragraph (b)(i) above, cash and Permitted Investments, intercompany Investments in any Intermediate Parent, Subsidiary or Issuer permitted hereunder) or incur any liabilities (other than liabilities as referred to in paragraph (b)(vii) above, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Indenture).

Section 5.04 Investments, Loans, Advances, Guarantees and Acquisitions

The Issuer will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a) Permitted Investments at the time such Permitted Investment is made and purchases of assets in the ordinary course of business consistent with past practice;

(b) loans or advances to officers, members of the Board of Directors and employees of Holdings, the Issuer and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Issuer in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding under this clause (iii) at any time not to exceed $30,000,000;

(c) Investments by the Issuer in any Restricted Subsidiary and Investments by any Restricted Subsidiary in the Issuer or any other Restricted Subsidiary; provided that, in the case of any Investment by a Note Party in a Restricted Subsidiary that is not a Note Party, no Event of Default shall have occurred and be continuing or would result therefrom;

(d) Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;

(e) Investments (i) existing or contemplated on the Issue Date and set forth on Schedule 5.04 and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Issue Date by the Issuer or any Restricted Subsidiary in the Issuer or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 5.04 or as otherwise permitted by this Section 5.04;

(f) Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(g) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 5.05;

(h) Permitted Acquisitions;

(i) the Transactions;

(j) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) loans and advances to Holdings (or any direct or indirect parent thereof) or any Intermediate Parent (x) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) or such Intermediate Parent in accordance with Section 5.07(a) and (y) to the extent the proceeds thereof are contributed or loaned or advanced to any Restricted Subsidiary;

(m) additional Investments and other acquisitions; provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of such Investment or acquisition made in reliance on this clause (m), together with the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other Investment or acquisition previously made under this clause (m)), shall not exceed the sum of the greater of (i)(A) $195,000,000 and (B) 50% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition, plus (ii) so long as immediately after giving effect to any such Investment (x) no Event of Default has occurred and is continuing and (y) on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 7.50 to 1.00 for the most recently ended Test Period, the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment plus (iii) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment; plus (C) the General Restricted Payment Reallocated Amount; plus (D) the Junior Debt Payment Reallocated Amount;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests (excluding Qualified Equity Interests the proceeds of which will be applied to cure any default under any “equity cure” provisions with respect to any financial maintenance covenant under the Credit Agreement) of Holdings (or any direct or indirect parent thereof or the IPO Entity);

(p) Investments of a Subsidiary acquired after the Issue Date or of a Person merged, amalgamated or consolidated with any Subsidiary in accordance with this Section 5.04 and Section 5.03 after the Issue Date or that otherwise becomes a Subsidiary (provided that if such Investment is made under Section 5.04(h), existing Investments in subsidiaries of such Subsidiary or Person shall comply with the requirements of Section 5.04(h)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(q) receivables owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(s) non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Holders in the Collateral, taken as a whole, would not be materially impaired;

(t) additional Investments so long as at the time of any such Investment and after giving effect thereto, (A) on a Pro Forma Basis, the Senior Secured Net Leverage Ratio is no greater than 7.00 to 1.00 for the most recently ended Test Period and (B) no Event of Default exists or would result therefrom;

(u) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 5.04(v)) under 5.01, 5.02, 5.03, 5.05 and 5.07, respectively;

(v) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer;

(w) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(y) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(z) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Facilities or any related Indebtedness; and

(aa) Investments in the ordinary course of business in connection with Settlements.

Section 5.05 Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, (i) voluntarily sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Issuer or any Restricted Subsidiary in compliance with Section 5.04(c)) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:

(a) Dispositions of obsolete, damaged, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the core or principal business of the Issuer and any Restricted Subsidiary (including by ceasing to enforce, abandoning, allowing to lapse, terminate or be invalidated, discontinuing the use or maintenance of or putting into the public domain any Intellectual Property that is, in the reasonable judgment of the Issuer or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Issuer or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable);

(b) Dispositions of inventory and other assets (including Settlement Assets) or held for sale or no longer used in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Issuer or any Restricted Subsidiary; provided that if the transferor in such a transaction is a Note Party, then either (i) the transferee must be a Note Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Note Party in accordance with Section 5.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Note Party, such Disposition is for Fair Market Value (as determined in good faith by the Issuer) and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Note Party in accordance with Section 5.04;

(e) Dispositions permitted by Section 5.03, Investments permitted by Section 5.04, Restricted Payments permitted by Section 5.07 and Liens permitted by Section 5.02;

(f) Dispositions of property acquired by the Issuer or any of the Restricted Subsidiaries after the Issue Date pursuant to sale-leaseback transactions;

(g) Dispositions of Permitted Investments;

(h) Dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties);

(i) leases, subleases, service agreements, product sales, licenses or sublicenses (including licenses and sublicenses of Intellectual Property), in each case that do not materially interfere with the business of the Issuer and the Restricted Subsidiaries, taken as a whole;

(j) transfers of property subject to Casualty Events;

(k) Dispositions of property to Persons other than Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) for Fair Market Value (as determined by a Responsible Officer of the Issuer in good faith) not otherwise permitted under this Section 5.05; provided that with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $200,000,000, the Issuer or such Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that solely for the purposes of this clause (k), (A) any liabilities (as shown on the most recent balance sheet of the Issuer or such Restricted Subsidiary or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Notes Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Issuer and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable Disposition, shall be deemed to be cash, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Issuer or its Restricted Subsidiaries), to the extent that the Issuer and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition, shall be deemed to be cash, (D) any Designated Non-Cash Consideration received by the Issuer or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value (as determined by a Responsible Officer of the Issuer in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess of $200,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value (as determined by a Responsible Officer of the Issuer in good faith) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash and (E) at the time of and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing; provided, that the Controlling Party may waive such requirement;

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) any Disposition of the Equity Interests of any Immaterial Subsidiary or Unrestricted Subsidiary;

(n) Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of the Issuer and the Restricted Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

(o) (i) any Disposition of accounts receivable, Securitization Assets, any participations thereof, or related assets in connection with or any Qualified Securitization Facility, (ii) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business (including sales to factors or other third parties) or in connection with any supplier and/or customer financing or (iii) the conversion of accounts receivable to notes receivable;

(p) transfers of condemned real property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of real property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; and

(q) non-exclusive licenses or sublicenses, or other similar grants of rights, to Intellectual Property in the ordinary course of business.

Section 5.06 [Reserved]

Section 5.07 Restricted Payments; Certain Payments of Indebtedness

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) each Restricted Subsidiary may make Restricted Payments to (x) the Issuer or any Restricted Subsidiary, provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such Restricted Payment is made to an Issuer, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests and (y) Holdings to the extent the proceeds of such Restricted Payments are contributed or loaned or advanced to another Restricted Subsidiary;

(ii) the Issuer and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(iii) Restricted Payments made in connection with the Transactions;

(iv) repurchases of Equity Interests in Holdings (or any direct or indirect parent of Holdings), any Intermediate Parent, the Issuer or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants or other incentive interests;

(v) Restricted Payments to Holdings or any Intermediate Parent, which Holdings or such Intermediate Parent may use to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) or Indebtedness or to service Indebtedness incurred by Holdings or any Intermediate Parent or any direct or indirect parent companies of Holdings to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest or Indebtedness (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests or their Indebtedness or to service Indebtedness incurred by Holdings or an Intermediate Parent to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interests or Indebtedness or to service Indebtedness incurred to finance the redemption, retirement, acquisition or repurchase of such Equity Interests or Indebtedness), held directly or indirectly by current or former officers, managers, consultants, members of the Board of Directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), any Intermediate Parent, the Issuer and its Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Issue Date together with the aggregate amount of loans and advances to Holdings or an Intermediate Parent made pursuant to Section 5.04(l) in lieu of Restricted Payments permitted by this clause (v) not to exceed $15,000,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $35,000,000 in any calendar year (without giving effect to the following proviso); provided that such amount in any calendar year may be increased by (1) an amount not to exceed the cash proceeds of key man life insurance policies received by the Issuer (or by Holdings (or any direct or indirect parent thereof) or an Intermediate Parent and contributed to the Issuer) or the Restricted Subsidiaries after the Issue Date, or (2) the amount of any bona fide cash bonuses otherwise payable to members of the Board of Directors, consultants, officers, employees, managers or independent contractors of Holdings, an Intermediate Parent, the Issuer or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the Fair Market Value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of the Board of Directors, consultants, officers, employees, managers or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings, any Intermediate Parent, the Issuer or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Holdings, any Intermediate Parent or the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 5.07 or any other provisions of this Indenture.

(vi) other Restricted Payments made by the Issuer; provided that, at the time of making such Restricted Payments, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) on a Pro Forma Basis, the Senior Secured Net Leverage Ratio is equal to or less than 6.00 to 1.00 for the most recently ended Test Period;

(vii) the Issuer and any Restricted Subsidiary may make Restricted Payments in cash to the Issuer, Holdings and any Intermediate Parent:

(A) as distributions by the Issuer or any Restricted Subsidiary to the Issuer or Holdings (or any direct or indirect parent of Holdings) in amounts required for Holdings (or any direct or indirect parent of Holdings) to pay with respect to any taxable period in which the Issuer and/or any of its Subsidiaries is a member of (or the Issuer is a disregarded entity for U.S. federal income tax purposes wholly owned by a member of) a consolidated, combined, unitary or similar tax group (a “Tax Group”) for U.S. federal and/or applicable foreign, state or local income tax purposes of which Holdings or any other direct or indirect parent of Holdings is the common parent, Taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Issuer and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that the Issuer and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with the Issuer as the corporate common parents of such stand-alone Tax Group (collectively, “Tax Distributions”);

(B) the proceeds of which shall be used by Holdings or any Intermediate Parent to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by members of the Board of Directors or officers, employees, directors, managers, consultants or independent contractors of Holdings (or any parent thereof) or any Intermediate Parent attributable to the ownership or operations of Holdings, the Issuer and its Restricted Subsidiaries, (3) fees and expenses (x) due and payable by the Issuer and its Restricted Subsidiaries and (y) otherwise permitted to be paid by the Issuer and any Restricted Subsidiaries under this Indenture, (4) to the extent constituting a Restricted Payment, amounts due and payable pursuant to any investor management agreement entered into with the Sponsor after the Issue Date in an aggregate amount not to exceed 2.5% of Consolidated EBITDA for the most recently ended Test Period at the time of such Restricted Payment and (5) amounts that would otherwise be permitted to be paid pursuant to Section 5.08 (iii) or (xi);

(C) the proceeds of which shall be used by Holdings (or any Intermediate Parent or any direct or indirect parent of Holdings) to pay franchise and similar Taxes, and other fees and expenses, required to maintain its corporate or other legal existence;

(D) to finance any Investment made by Holdings or any Intermediate Parent that, if made by the Issuer, would be permitted to be made pursuant to Section 5.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings (or any direct or indirect parent thereof) or any Intermediate Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 5.04(b)) to be contributed to the Issuer or its Restricted Subsidiaries or (2) the Person formed or acquired to merge into or amalgamate or consolidate with the Issuer or any of the Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is permitted in Section 5.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 4.13 and 4.14;

(E) the proceeds of which shall be used to pay (or to make Restricted Payments to allow Holdings or any direct or indirect parent thereof or any Intermediate Parent thereof to pay) fees and expenses related to any equity or debt offering not prohibited by this Indenture;

(F) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings or any Intermediate Parent thereof to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Issuer and its Restricted Subsidiaries; and

(G) the proceeds of which shall be used to make payments permitted by clause (b)(iv) and (b)(v) of this Section 5.07;

(viii) in addition to the foregoing Restricted Payments and so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Issuer may make additional Restricted Payments, in an aggregate amount not to exceed the sum of (A) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment, so long as on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 7.50 to 1.00 for the most recently ended Test Period, plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment;

(ix) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Holders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;

(xi) payments to Holdings or any Intermediate Parent to permit it to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii) payments made or expected to be made by Holdings, any Intermediate Parent, the Issuer or any Restricted Subsidiary in respect of withholding or similar Taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar Taxes;

(xiii) [reserved];

(xiv) the declaration and payment of a Restricted Payment on Holdings’ or the Issuer’s common stock (or the payment of Restricted Payments to any direct or indirect parent company of Holdings to fund a payment of dividends on such company’s common stock), following consummation of an IPO, of up to 6.0% per annum of the net cash proceeds of such IPO received by or contributed to the Issuer, other than public offerings with respect to the IPO Entity’s common stock registered on Form S-8; and

(xv) any distributions or payments of Securitization Fees.

(b) The Issuer will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment of regularly scheduled interest and principal payments, mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal premium and interest, and payment of fees, expenses and indemnification obligations, with respect to such Junior Financing, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii) refinancings of Indebtedness to the extent permitted by Section 5.01;

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies or any Intermediate Parent or the Issuer, and any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(iv) prepayments, redemptions, repurchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, not to exceed the sum of (A) an amount at the time of making any such prepayment, redemption, repurchase, defeasance or other payment and together with any other prepayments, redemptions, repurchases, defeasances and other payments made utilizing this subclause (A) not to exceed the greater of (1) $60,000,000 and (2) 15% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such prepayment, redemption, purchase, defeasance or other payment plus (B) so long as (1) no Event of Default shall have occurred and shall be continuing or would result therefrom and (2) on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 7.50 to 1.00 for the most recently ended Test Period, (x) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment plus (y) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment;

(v) payments made in connection with the Transactions;

(vi) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financing prior to their scheduled maturity; provided that after giving effect to such prepayment, redemption, repurchase, defeasance or other payment, (A) on a Pro Forma Basis, the Senior Secured Net Leverage Ratio is less than or equal to 6.50 to 1.00 for the most recently ended Test Period and (B) no Event of Default exists or would result therefrom; and

(vii) prepayment of Junior Financing owed to the Issuer or any Restricted Subsidiary or the prepayment of Permitted Refinancing of such Indebtedness with the proceeds of any other Junior Financing.

Section 5.08 Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) (A) transactions between or among the Issuer or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction and (B) transactions involving aggregate payment or consideration of less than

$40,000,000, (ii) on terms substantially as favorable to the Issuer or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the payment of fees and expenses related to the Transactions, (iv) the payment of management, consulting, advisory and monitoring fees to the Investors (or management companies of the Investors), or the making of distributions to the Investors (or their Affiliates) pursuant to customary equity arrangements, in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to Section 5.07(a)(vii)(B)(4), (v) issuances of Equity Interests of the Issuer to the extent otherwise permitted by this Indenture, (vi) employment and severance arrangements between the Issuer and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Section 5.04(b) and 5.04(n)), (vii) payments by the Issuer and its Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), any Intermediate Parent, the Issuer and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, to the extent such payments are permitted by Section 5.07, (viii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of Holdings (or any direct or indirect parent thereof), the Issuer, any Intermediate Parent and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Issue Date and set forth on Schedule 5.08 or any amendment thereto to the extent such an amendment is not adverse to the Holders in any material respect, (x) Restricted Payments permitted under Section 5.07 and loans and advances in lieu thereof pursuant to Section 5.04(l), (xi) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto), (xii) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (xiii) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with or any Qualified Securitization Facility, (xv) payments made in connection with the Transactions and (xv) customary payments by the Issuer and its Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Issuer or such Restricted Subsidiary in good faith and (xvi) any other (A) Indebtedness permitted under Section 5.01 and Liens permitted under Section 5.02; provided that such Indebtedness and Liens are on terms which are fair and reasonable to the Issuer and its Subsidiaries as determined by the majority of the disinterested members of the board of directors of the Issuer and (B) transactions permitted under Section 5.03, Investments permitted under Section 5.04 and Restricted Payments permitted under Section 5.07.

Section 5.09 Restrictive Agreements

The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Note Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Note Secured Parties with respect to the Notes Obligations or under the Notes Documents; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (1) Requirements of Law, (2) any Notes Document, (4) any documentation governing First Lien Incremental Equivalent Debt, (5) any documentation governing other Indebtedness (other than intercompany debt owed to the Issuer or the

Restricted Subsidiaries) that do not materially impair the Issuer’s ability to make payments on the Notes, (6) any documents governing Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted Third Priority Refinancing Debt, (7) any documentation governing Indebtedness incurred pursuant to Section 5.01(a)(xxiv) or Section 5.01(a)(vii), (viii), (x), (xvi), (xxiii) and (xxviii) and (8) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (1) through (6) above;

(b) customary restrictions and conditions existing on the Issue Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) customary provisions in leases, licenses, sublicenses and other contracts (including licenses and sublicenses of Intellectual Property) restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Indenture to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Issuer or any Restricted Subsidiary;

(g) restrictions or conditions in any Indebtedness permitted pursuant to Section 5.01 that is incurred or assumed by Restricted Subsidiaries that are not Note Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Notes Documents or, in the case of Junior Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i) restrictions set forth on Schedule 5.09 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 5.04;

(k) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(l) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, any Intermediate Parent, the Issuer or any Restricted Subsidiary; and

(m) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Issuer has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Issuer and its Subsidiaries to meet their ongoing obligations.

Section 5.10 Amendment of Junior Financing

The Issuer will not, and will not permit any Restricted Subsidiary to, amend or modify the documentation governing any Junior Financing if the effect of such amendment or modification is materially adverse to the Holders; provided that such modification will not be deemed to be materially adverse if such Junior Financing could be otherwise incurred under this Indenture (including as Indebtedness that does not constitute a Junior Financing) with such terms as so modified at the time of such modification.

Section 5.11 Changes in Fiscal Periods

The Issuer will not make any change in fiscal year; provided, however, that the Issuer may, upon written notice to the Trustee and, prior to the Disposition Date, the Accounts and thereafter, the Holders, change its fiscal year to any other fiscal year reasonably acceptable to the Controlling Party, in which case, the Issuer and the Trustee will, and are hereby authorized by the Holders to, make any adjustments to this Indenture that are necessary to reflect such change in fiscal year.

Section 5.12 Restriction on Affiliated Lenders

Without the consent of the Controlling Party, none of Holdings, the Issuer or the Restricted Subsidiaries shall (a) make any amendments or other modifications to the Credit Agreement (as in effect on the Issue Date) that would have the effect of (x) increasing the aggregate amount of Term Loans that Affiliated Lenders are permitted to hold under Section 9.04(f)(iv) of the Credit Agreement or (y) making less restrictive the limitations on the voting power of Affiliate Lenders under the Credit Agreement or (b) enter into documentation governing any other First Lien Obligations unless the provisions in the documentation governing such other First Lien Obligations are substantially identical to, or less favorable to Affiliated Lenders than, the provisions described in the foregoing clause (a) (to the extent such concept is included in such documentation); provided that notwithstanding anything in this Indenture or any other agreement to the contrary, in the event that any Affiliated Lender acquires or holds any Indebtedness, or exercises any voting power with respect to any First Lien Obligations (including any Indebtedness under the Credit Agreement), in each case in excess of the limitations set forth in the Credit Agreement (as in effect on the Issue Date), no Default or Event of Default shall arise hereunder unless Holdings, the Issuer or the Restricted Subsidiaries are in violation of the foregoing clauses (a) and (b).

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Any of the following events shall constitute an event of default (any such event, an “Event of Default”):

(a) any Note Party shall fail to pay any principal of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for redemption thereof or otherwise;

(b) any Note Party shall fail to pay any interest on any Note or any fee or any other amount (other than an amount referred to in clause (a) of this Section 6.01) payable under any Notes Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, any Intermediate Parent, the Issuer or any of its Restricted Subsidiaries in connection with any Notes Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Notes Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable) shall remain incorrect for a period of 30 days after notice thereof to the Issuer from (x) the Trustee or (y) Holders of at least 30% in aggregate principal amount of the then outstanding Notes (with a copy to the Trustee);

(d) Holdings, any Intermediate Parent, the Issuer or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 4.06 (with respect to the existence of Holdings, the Issuer or any such Intermediate Parents or Restricted Subsidiaries), 4.08, 4.12, 4.17(b) or in Article 5 (other than Section 5.08 or 5.11);

(e) Holdings, any Intermediate Parent, the Issuer or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Notes Document (other than those specified in clauses (a), (b) or (d) of this Section 6.01), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof to the Issuer from (x) the Trustee or (y) Holders of at least 30% in aggregate principal amount of the then outstanding Notes (with a copy to the Trustee);

(f) Holdings, any Intermediate Parent, the Issuer or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) (in the case of the Credit Agreement, limited to payment at maturity thereof) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Indenture) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section 6.01 will apply to any failure to make any payment required as a result of any such termination or similar event); provided further that (i) a default under any financial covenant in such Material Indebtedness shall not constitute an Event of Default unless and until the lenders or holders with respect to such Material Indebtedness have actually declared all such obligations to be immediately due and payable and terminate the commitments in accordance with the agreement governing such Material Indebtedness and such declaration has not been rescinded by the required lenders with respect to such Material Indebtedness on or before such date and (ii) a breach or default by any Loan Party (as defined in the Credit Agreement) with respect to the Credit Agreement will not constitute an Event of Default unless the agent and/or lenders thereunder have demanded repayment of, or otherwise accelerated, any of the Indebtedness or other obligations thereunder (and such amount remains unpaid);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, the Issuer or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law, now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, the Issuer or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Issuer or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law, now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 6.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, the Issuer or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings, any Intermediate Parent, the Issuer and any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Note Party that are material to the businesses and operations of Holdings, any Intermediate Parent, the Issuer and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k) an ERISA Event occurs that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Note Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Documents, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Note Party in a transaction permitted under the Notes Documents, (ii) as a result of the First Lien Notes Collateral Agent’s (or the Credit Agreement Agent as its bailee under the First Lien Pari Passu Intercreditor Agreement) failure to maintain possession, subject to any applicable Intercreditor Agreement, of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (iii) as to Collateral consisting of Material Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) as a result of acts of the First Lien Notes Collateral Agent or the Credit Agreement Agent as its bailee under the First Lien Pari Passu Intercreditor Agreement) or any Initial Purchaser;

(m) any material provision of any Notes Document or any Guarantee of the Notes Obligations shall for any reason be asserted in writing by any Note Party not to be a legal, valid and binding obligation of any Note Party thereto other than as expressly permitted hereunder or thereunder;

(n) any Guarantees of the Notes Obligations by any Note Party pursuant to this Indenture shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Notes Documents); or

(o) a Change of Control shall occur.

Section 6.02 Acceleration.

If any Event of Default (other than an event with respect to Holdings or the Issuer described in clause (h) or (i) of Section 6.01) shall occur and be continuing under this Indenture, (x) the Trustee by written notice to the Issuer may declare or (y) the Holders of at least 30% in aggregate principal amount of the then total outstanding Notes by written notice to the Issuer and Trustee may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default under clause (h) or (i) of Section 6.01 hereof occurs with respect to Holdings or the Issuer, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes shall be due and payable immediately without further action or notice.

The Controlling Party by written notice to the Trustee may on behalf of all of the Holders waive all past or any existing Default or Event of Default and rescind an acceleration and its consequences; provided such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if all existing Events of Default (except nonpayment of principal, interest, or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

Section 6.03 Other Remedies.

At any time when an Event of Default under Section 6.01(a), (b), (h) or (i) exists, any overdue amounts shall bear interest, to the fullest extent permitted by law, at a rate that is 2.00% per annum above the rate then borne by (in the case of such principal) such amount of principal outstanding or (in the case of interest) the amount of principal outstanding to which such amount relates. Any additional interest that accrues by virtue of the operation of this Section 6.03 shall be payable in cash on demand and, to the extent applicable, in accordance with Section 2.12.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Controlling Party by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture, except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder (including in connection with an Redemption Offer); provided, subject to Section 6.02 hereof, that the Controlling Party may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Subject to Section 7.01(e) hereof, the Controlling Party may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the First Lien Notes Collateral Agent of exercising any trust or power conferred on the Trustee or the Collateral and the Trustee and the First Lien Notes Collateral Agent may act at the written direction of the Holders or Beneficial Owners, as the case may be, without liability. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability (it being understood that neither the Trustee nor the First Lien Notes Collateral Agent has any duty to determine whether a direction is prejudicial to any Holder).

Section 6.06 Limitation on Suits.

Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in aggregate principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered and, if requested, provided to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) the Controlling Party has not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Redemption Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee, the First Lien Notes Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel), the First Lien Notes Collateral Agent (including any claim for the compensation and reasonable expenses, disbursements and advances of the First Lien Notes Collateral Agent, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Notes Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, First Lien Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the First Lien Notes Collateral Agent under Section 7.07 hereof or the other Notes Documents. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

Subject to the terms of any applicable Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(i) FIRST: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection and to the First Lien Notes Collateral Agent for amounts due to it under this Indenture and the Notes Documents;

(ii) SECOND: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

(iii) THIRD: without duplication, to the Purchasers and any other Secured Parties for any other Notes Obligations owing to the Purchasers or such other Secured Parties under the Notes Documents; and

(iv) FOURTH: to any agent of any other junior secured debt, in accordance with any applicable Intercreditor Agreement; and

(v) FIFTH: to the Note Parties, their successors or assigns, or to such party as a court of competent jurisdiction shall direct, including a Notes Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its reasonable discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its reasonable discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE AND FIRST LIEN NOTES COLLATERAL AGENT

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01 and Section 7.02(f).

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders or Beneficial Owners of the Notes, unless the Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder, including the First Lien Notes Collateral Agent and Calculation Agent, except that references in Section 7.07 to “negligence”, to the extent they relate to the First Lien Notes Collateral Agent or Calculation Agent, shall be deemed to be references to “gross negligence.”

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its reasonable discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel or both shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by a Responsible Officer of the Issuer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or security or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the First Lien Notes Collateral Agent.

(j) The Trustee may request that the Issuer and any Notes Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of Responsible Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The permissive right of the Trustee to take or refrain from taking any actions enumerated herein shall not be construed as a duty.

(m) In the absence of written notice from the applicable representative of the Accounts to the contrary, the Trustee and the First Lien Notes Collateral Agent shall be entitled to conclusively treat the Disposition Date as having not occurred.

(n) Without limiting the generality of any of the other protections granted to the Trustee and First Lien Notes Collateral Agent, whenever in this Indenture or any Notes Document, an action is to be taken by, notice given to or it be otherwise desireable to determine the identity of and/or the amount of Notes Beneficially Owned by, an Account, an Account Party or the Controlling Party, the Trustee or the First Lien Notes Collateral Agent shall be entitled to conclusively rely on an Officer’s Certificate of the Issuer and shall have no liability to any Account, Account Party, Holder, Note Party or other Person for acting in reliance thereon. Each of the Trustee and the First Lien Notes Collateral Agent may (but shall not be obligated to) request that Accounts and Account Parties furnish such information to it in writing to enable the Trustee and/or First Lien Notes Collateral Agent, as applicable, to determine whether consent or direction from a Controlling Party has been obtained, and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Account or Account Party shall fail or refuse reasonably promptly to provide the requested information, the Trustee or First Lien Notes Collateral Agent, as applicable, shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine. Each of the Trustee and First Lien Notes Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of this Section 7.02(o) (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Account, Account Party, Holder, Note Party or other Person as a result of such determination.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall send to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee at the Corporate Trust Office of the Trustee.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

The Issuer shall pay to the Trustee and the First Lien Notes Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder and under the other applicable Notes Documents as the parties shall agree in writing from time to time. Neither the Trustee’s nor the First Lien Notes Collateral Agent’s compensation shall be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the First Lien Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and the First Lien Notes Collateral Agent’s agents and counsel.

The Issuer and the Notes Guarantors, jointly and severally, shall indemnify the Trustee, the First Lien Notes Collateral Agent and each of their respective officers, directors, employees and agents (each, an “Indemnitee”) for, and hold the Indemnitees harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by any of them in connection with the acceptance or administration of this trust and the performance of its duties hereunder and under the other applicable Notes Documents (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Notes Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Notes Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder or thereunder). An Indemnitee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Indemnitee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Indemnitee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

The obligations of the Issuer and the Notes Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the First Lien Notes Collateral Agent, as the case may be.

To secure the payment obligations of the Issuer and the Notes Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

When the Trustee or the First Lien Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Controlling Party may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Controlling Party may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11 Preferential Collection of Claims Against Issuer.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

Section 7.12 Security Documents; Intercreditor Agreements.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and First Lien Notes Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreements and any Security Documents in which the Trustee or the First Lien Notes Collateral Agent, as applicable, is named as a party, including any Security Documents or Intercreditor Agreements executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the First Lien Notes Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreements or any Security Documents, the Trustee and the First Lien Notes Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Section 7.13 Replacement of First Lien Notes Collateral Agent.

The First Lien Notes Collateral Agent may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation. The Controlling Party may remove the First Lien Notes Collateral Agent by so notifying the removed First Lien Notes Collateral Agent in writing not less than 30 days prior to the effective date of such removal and may appoint a successor First Lien Notes Collateral Agent with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer shall remove the First Lien Notes Collateral Agent if:

(i) the First Lien Notes Collateral Agent fails to comply with Section 7.10;

(ii) the First Lien Notes Collateral Agent is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the First Lien Notes Collateral Agent or its property; or

(iv) the First Lien Notes Collateral Agent otherwise becomes incapable of acting.

If the First Lien Notes Collateral Agent resigns or is removed by the Issuer or by the Controlling Party and such Holders do not reasonably promptly appoint a successor First Lien Notes Collateral Agent as described in the preceding paragraph, or if a vacancy exists in the office of the First Lien Notes Collateral Agent for any reason (the First Lien Notes Collateral Agent in such event being referred to herein as the retiring First Lien Notes Collateral Agent), the Issuer shall promptly appoint a successor First Lien Notes Collateral Agent.

A successor First Lien Notes Collateral Agent shall deliver a written acceptance of its appointment to the retiring First Lien Notes Collateral Agent and to the Issuer. Thereupon the resignation or removal of the retiring First Lien Notes Collateral Agent shall become effective, and the successor First Lien Notes Collateral Agent shall have all the rights, powers and duties of the First Lien Notes Collateral Agent under this Indenture. The successor First Lien Notes Collateral Agent shall mail a notice of its succession to Holders. The retiring First Lien Notes Collateral Agent shall, at the expense of the Issuer, promptly transfer all property held by it as First Lien Notes Collateral Agent to the successor First Lien Notes Collateral Agent, subject to the Lien provided for in Section 7.07.

If a successor First Lien Notes Collateral Agent does not take office within 60 days after the retiring First Lien Notes Collateral Agent resigns or is removed, the retiring First Lien Notes Collateral Agent or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor First Lien Notes Collateral Agent.

Notwithstanding the replacement of the First Lien Notes Collateral Agent pursuant to this Section 7.13, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring First Lien Notes Collateral Agent. The predecessor First Lien Notes Collateral Agent shall have no liability for any action or inaction of any successor First Lien Notes Collateral Agent.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Notes Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Notes Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Notes Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute such instruments requested by the Issuer acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee and the First Lien Notes Collateral Agent, and the Issuer’s and the Notes Guarantor’s obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Notes Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.01, 4.06, 4.07, 4.08, 4.10, 4.11, 4.13, 4.14, 4.15, 4.18 and Article 5 (except Section 5.03 shall still apply to the Issuer) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(c) or (d) (in each case solely with respect to the defeased covenants listed above), 6.01(e), 6.01(g), 6.01(j), 6.01(k), 6.01(l), 6.01(m) and 6.01(n) shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in Dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders and Beneficial Owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders and Beneficial Owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Agreement or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Notes Guarantor is a party or by which the Issuer or any Notes Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Notes Guarantor or others; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Notes Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuer.

Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any Dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, the Issuer, any Notes Guarantor (with respect to a Notes Guarantee or this Indenture) as applicable, the Trustee and the First Lien Notes Collateral Agent may amend, supplement or modify this Indenture and the Security Documents and the Issuer may direct the Trustee to, and the Trustee shall and shall direct the First Lien Notes Collateral Agent to, enter into an amendment to any Intercreditor Agreement, without the consent of any Holder if such amendment, supplement or modification is made for any purpose set forth in clauses (1) through (15) below:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or any Notes Guarantor’s obligations to the Holders pursuant to Section 5.03;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the legal rights of any such Holder under this Indenture;

(5) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Notes Guarantor;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(7) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(8) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(9) to add a Notes Guarantor or a co-obligor of the Notes under this Indenture;

(10) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(11) to mortgage, pledge, hypothecate or grant any other Lien in favor of the First Lien Notes Collateral Agent for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the First Lien Notes Collateral Agent pursuant to this Indenture or otherwise;

(12) to provide for the release of Collateral from the Lien pursuant to this Indenture and the Security Documents when permitted or required by this Indenture, or any Intercreditor Agreement;

(13) to effect any changes pursuant to Section 5.11; or

(14) to effect technical and other changes that are administrative and ministerial in nature to give effect to any replacement to Adjusted LIBOR Rate (or to effect any other changes that are solely associated with the implementation of such Adjusted LIBOR Rate and are customarily implemented in similar facilities in connection with such implementation), in each case, determined as a result of the procedures set forth in Paragraph 15 of the Notes.

Upon the request of the Issuer, and upon receipt by the Trustee and the First Lien Notes Collateral Agent, as applicable, of the documents described in Sections 9.06 and 13.03, the Trustee and the First Lien Notes Collateral Agent, if applicable, will join with the Issuer and the Notes Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to the Notes Documents, Intercreditor Agreements or any Security Documents unless such amended or supplemental indenture or amendment or supplement to the Notes Documents, Intercreditor Agreements or any Security Documents affects the Trustee’s or First Lien Notes Collateral Agent’s own rights, duties or immunities under this Indenture, the Notes Documents, Intercreditor Agreements or any Security Document or otherwise, in which case the Trustee and First Lien Notes Collateral Agent, if applicable, may in their reasonable discretion, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the Notes Documents, Intercreditor Agreements or any Security Documents.

Section 9.02 With Consent of Holders of Notes.

(a) Except as provided in this Section 9.02, the Issuer, the Notes Guarantors, the Trustee and the First Lien Notes Collateral Agent may amend or supplement the Notes Documents, the Security Documents and the Intercreditor Agreements with the consent of the Controlling Party, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes, and subject to Section 6.04 and Section 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Notes Documents, the Security Documents and the Intercreditor Agreements may be waived with the consent of the Controlling Party (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Section 2.08 and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for this purposes of this Section 9.02.

(b) If the Issuer or the Notes Guarantors amend, modify, waive or supplement any of the Notes Documents, the Security Documents and the Intercreditor Agreements as provided in Section 9.02(a), the Issuer or the Notes Guarantors, as applicable, shall offer to each other Holder holding the Notes as of the date of such amendment, modification, waiver or supplement (i) the opportunity to consent to the same amendment, modification, waiver or supplement consented to by the Controlling Party and (ii) an opportunity to participate in any related exchange or similar transaction, and receive a consent fee (if any) upon substantially similar terms and in the same amount as offered to any other Holder.

(c) Upon the request of the Issuer, and upon the filing with the Trustee and First Lien Notes Collateral Agent, as applicable, of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and First Lien Notes Collateral Agent of the documents described in Section 9.06 and Section 13.03, the Trustee and First Lien Notes Collateral Agent, if applicable, will join with the Issuer and the Notes Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to the Notes Documents, Intercreditor Agreements or any Security Documents unless such amended or supplemental indenture or amendment or supplement to the Notes Documents, Intercreditor Agreements or any Security Documents affects the Trustee’s or First Lien Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and First Lien Notes Collateral Agent, if applicable, may in their reasonable discretion, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the Notes Documents, Intercreditor Agreements or any Security Documents.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each directly and adversely affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to Section 3.09 to the extent that any such amendment or waiver does not have the effect of reducing the principal of or changing the fixed final maturity of any such Note or altering or waiving the provisions with respect to the redemption of such Notes) (it being understood that a waiver of any Default or Event of Default shall not constitute an extension of the fixed final maturity date);

(3) reduce the rate of or change the time for payment of interest on any Note; provided that this clause (3) shall not prevent the implementation of any successor rate to Adjusted LIBOR Rate as set forth in Exhibit A hereto;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Controlling Party and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Notes Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders;

(10) except as expressly permitted by this Indenture, modify the Notes Guarantees of Holdings or any Material Subsidiary in any manner materially adverse to the Holders of the Notes or release Holdings or any Notes Guarantor that is a Material Subsidiary from its obligations under its Notes Guarantee or this Indenture; or

(11) release all or substantially all of the Collateral in any transaction or series of related transactions (other than in accordance with the express terms of this Indenture); or

(12) make any change to the provisions in Section 3.02 and (g)(viii) relating to redemption of the Notes on a Pro Rata Basis or Section 6.13 relating to priorities.

Section 9.03 Note Purchase Agreement.

For the avoidance of doubt, notwithstanding anything to the contrary in Section 9.01 or 9.02 or otherwise in this Article 9, this Article 9 (other than this Section 9.03) shall not apply to the Note Purchase Agreement, it being understood that the Note Purchase Agreement may be amended, supplemented or otherwise modified, and the terms thereof may be waived, in each case, in accordance with the terms set forth in the Note Purchase Agreement.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee and First Lien Notes Collateral Agent to Sign Amendments, Etc.

The Trustee and the First Lien Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the First Lien Notes Collateral Agent. The Issuer may not sign an amendment, supplement or waiver until the board of directors or similar governing body of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee and the First Lien Notes Collateral Agent shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or amendment or supplement to the Notes Documents, Intercreditor Agreements or Security Documents, as the case may be, is authorized or permitted by this Indenture and the Notes Documents, Intercreditor Agreements and Security Documents and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Notes Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing and upon satisfaction of the requirements set forth in Section 9.01 hereof but without limiting the Collateral and Guarantee Requirement, no Opinion of Counsel shall be required to be delivered to the Trustee in connection with the addition of a Notes Guarantor under this Indenture.

ARTICLE 10

NOTES GUARANTEES

Section 10.01 Guarantee.

Subject to this Article 10, each of the Notes Guarantors hereby, jointly and severally irrevocably and unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the First Lien Notes Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Notes Documents or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of, interest, and premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Notes Obligations shall be promptly paid in full or performed, all in accordance with the terms hereof and the terms of the other Notes Documents; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Notes Guarantors shall be jointly and severally obligated to pay the same immediately. Each Notes Guarantor agrees that this is a guarantee of payment and not a guarantee of collection and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

The Notes Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture or the other Notes Documents, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to or any amendment of any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Notes Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Notes Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and the other Notes Documents.

Each Notes Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

Except as set forth in Section 10.02, the obligations of each Notes Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Notes Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of the Trustee, the First Lien Notes Collateral Agent or any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by the First Lien Notes Collateral Agent or any Holder for the Guaranteed Obligations; (e) the failure of the Trustee, the First Lien Notes Collateral Agent or any Holder to exercise any right or remedy against any other Notes Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Notes Guarantor or would otherwise operate as a discharge of such Notes Guarantor as a matter of law or equity.

Each Notes Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the First Lien Notes Collateral Agent or any Holder in enforcing any rights under this Section 10.01.

If any Holder, the Trustee or the First Lien Notes Collateral Agent is required by any court or otherwise to return to the Issuer, the Notes Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Notes Guarantors, any amount paid either to the Trustee, the First Lien Notes Collateral Agent or such Holder, this Notes Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Notes Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Notes Guarantor further agrees that, as between the Notes Guarantors, on the one hand, and the Holders, the First Lien Notes Collateral Agent and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Notes Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Notes Guarantors for the purpose of this Notes Guarantee. The Notes Guarantors shall have the right to seek contribution from any non-paying Notes Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Notes Guarantees.

Each Notes Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Notes Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Notes Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Notes Guarantee issued by any Notes Guarantor shall be a senior secured obligation of such Notes Guarantor and shall be pari passu in right of payment with all existing and future Indebtedness of such Notes Guarantor, except to the extent such other Indebtedness is subordinate in right of payment to the Guaranteed Obligations, in which case the obligations of the Notes Guarantors under the Notes Guarantees will rank senior in right of payment to such other Indebtedness.

Each Notes Guarantor assumes all responsibility for being and keeping itself informed of the Issuer’s and each other Notes Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Notes Guarantor assumes and incurs hereunder, and agrees that none of the Secured Parties will have any duty to advise such Notes Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 10.02 Limitation on Notes Guarantor’s Liability.

Each Notes Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Notes Guarantee of such Notes Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Notes Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Notes Guarantors hereby irrevocably agree that the obligations of each Notes Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Notes Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Notes Guarantor in respect of the obligations of such other Notes Guarantor under this Article 10, result in the obligations of such Notes Guarantor under its Notes Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Notes Guarantor that makes a payment under its Notes Guarantee shall be entitled upon payment in full of all Notes Obligations under this Indenture to a contribution from each other Notes Guarantor in an amount equal to such other Notes Guarantor’s pro rata portion of such payment based on the respective net assets of all the Notes Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03 Execution and Delivery.

To evidence its Notes Guarantee set forth in Section 10.01 hereof, each Notes Guarantor hereby agrees that this Indenture shall be executed on behalf of such Notes Guarantor by a Responsible Officer of such Notes Guarantor.

Each Notes Guarantor hereby agrees that its Notes Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Notes Guarantee on the Notes.

If a Responsible Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Notes Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Notes Guarantee set forth in this Indenture on behalf of the Notes Guarantors.

If required by Section 4.13 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.13 hereof and this Article 10, to the extent applicable.

Section 10.04 Subrogation.

Each Notes Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Notes Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Notes Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes or the other Notes Documents shall have been paid in full.

Section 10.05 Benefits Acknowledged.

Each Notes Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Notes Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Guarantees.

A Notes Guarantee by a Notes Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Notes Guarantor, the Issuer or the Trustee is required for the release of such Notes Guarantor’s Notes Guarantee, upon:

(i) (A) with respect to any Notes Guarantor that is a Restricted Subsidiary, any sale, exchange or transfer (by merger, amalgamation, consolidation or otherwise) of the Equity Interests of such Notes Guarantor (including any sale, exchange or transfer), after which the applicable Notes Guarantor is no longer a Restricted Subsidiary;

(B) such Notes Guarantor being (or being substantially concurrently) released or discharged from its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer under the Credit Agreement, except a release or discharge by or as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release) and will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated under the Credit Agreement, such Guarantee shall also be reinstated to the extent that such Notes Guarantor would then be required to provide a Note Guarantee hereunder;

(C) with respect to any Notes Guarantor that is a Restricted Subsidiary, the designation of such Restricted Subsidiary that is a Notes Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture or such Restricted Subsidiary otherwise qualifying as an Excluded Subsidiary under such definition (other than solely as a result of becoming a Non-Wholly Owned Subsidiary);

(D) the Issuer’s exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the satisfaction and discharge of the Issuer’s obligations under this Indenture in accordance with Article 11 hereof; or

(E) the release or discharge of such Notes Guarantee in accordance with Article 9 of this Indenture; and

(ii) the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(i) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(ii) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Notes Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in Dollars, Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(C) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i) and (ii)).

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.07 hereof shall survive and, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause Section 11.01(ii) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Notes Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

COLLATERAL

Section 12.01 Security Documents.

The payment of the principal, interest and premium, if any, on the Notes and the Notes Guarantees when due, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Issuer pursuant to the Notes or by any Notes Guarantor pursuant to its Notes Guarantee, the payment of all other Notes Obligations of the Issuer and the Notes Guarantors under this Indenture, the Notes, the Notes Guarantees and the Security Documents and performance of all other obligations of the Issuer and any Notes Guarantor to the Holders of Notes or the Trustee under this Indenture, the Notes and any Notes Guarantee, according to the terms hereunder or thereunder, are secured as provided in the Security Documents, which the First Lien Notes Collateral Agent, the Issuer and the Notes Guarantors have entered into simultaneously with the execution of this Indenture and will be secured by Security Documents delivered after the date of this Indenture as required or permitted by this Indenture, subject to the provisions of the Intercreditor Agreements. Notwithstanding anything to the contrary in this Indenture or the Security Documents, the Issuer and each Notes Guarantor will, and each Notes Guarantor will cause each of its Subsidiaries to, do or cause to be done all such acts and things as may be required to cause the Security Documents to create valid, enforceable and perfected Liens as and to the extent required hereby, and by the Intercreditor Agreements and the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes secured thereby, according to the intent and purposes herein expressed. The Issuer and each Notes Guarantor will take, and each Notes Guarantor will cause its Subsidiaries to take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) reasonably required to cause the Security Documents to create and maintain, as security for the Notes Obligations of the Issuer hereunder, a valid and enforceable perfected Lien in and on all the Collateral ranking in right and priority of payment as to the extent required by this Indenture, the Intercreditor Agreements and the other Notes Documents and subject to no other Liens other than as permitted by the terms of this Indenture.

Section 12.02 First Lien Notes Collateral Agent.

(a) The First Lien Notes Collateral Agent agrees that it will hold the security interests in the Collateral created under the Security Documents to which it is a party as contemplated by this Indenture and the Intercreditor Agreements, and any and all proceeds thereof, for the benefit of, among others, the Trustee and the Holders, without limiting the First Lien Notes Collateral Agent’s rights, including under this Section 12.02, to act in preservation of the security interest in the Collateral. The First Lien Notes Collateral Agent is authorized and empowered to appoint one or more co-collateral agents as it deems necessary or appropriate; provided, however, that no First Lien Notes Collateral Agent hereunder shall be personally liable by reason of any act or omission of any other First Lien Notes Collateral Agent hereunder.

(b) Neither the Trustee nor the First Lien Notes Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness, or sufficiency of the Security Documents or Intercreditor Agreements, for the creation, perfection, priority, sufficiency or protection of any Lien, including without limitation not being responsible for payment of any Taxes, charges or assessments upon the Collateral or otherwise as to the maintenance of the Collateral, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so. Neither the Trustee nor the First Lien Notes Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for making any filings or recordings to perfect or maintain the perfection of the First Lien Notes Collateral Agent’s Lien in the Collateral, including, without limitation, the filing of any UCC financing statements, continuation statements, Mortgages or any filings with respect to the U.S. Patent and Trademark Office or U.S. Copyright Office.

(c) The First Lien Notes Collateral Agent will be subject to such directions as may be given to it by the Trustee, the Controlling Party or the Required Holders from time to time (as required or permitted by this Indenture). Except as directed by the Trustee as required or permitted by this Indenture and any other representatives, and only if indemnified by the Trustee, the Controlling Party or the Required Holders to its satisfaction, the First Lien Notes Collateral Agent will not be obligated:

(i) to act upon directions purported to be delivered to it by any Person;

(ii) to foreclose upon or otherwise enforce any Lien created under the Security Documents; or

(iii) to take any other action whatsoever with regard to any or all of the Liens, Security Documents or Collateral.

(d) The First Lien Notes Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Liens or Security Documents.

(e) In acting as First Lien Notes Collateral Agent hereunder and under the other Notes Documents, the First Lien Notes Collateral Agent shall be entitled to conclusively rely upon and enforce each and all of the rights, privileges, immunities, indemnities and benefits of the Trustee under Article 7.

(f) At all times when the Trustee is not itself the First Lien Notes Collateral Agent, the Issuer will deliver to the Trustee copies of all Security Documents delivered to the First Lien Notes Collateral Agent and copies of all documents delivered to the First Lien Notes Collateral Agent pursuant to the Security Documents.

(g) The Issuer and each of the Holders by acceptance of the Notes hereby designates and appoints the First Lien Notes Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreements, and the Issuer and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the First Lien Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements, and to exercise such powers and perform such duties as are expressly delegated to the First Lien Notes Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The First Lien Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.02.

(h) The duties of the First Lien Notes Collateral Agent shall be ministerial and administrative in nature, and the First Lien Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements, to which the First Lien Notes Collateral Agent is a party, nor shall the First Lien Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Note Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents or the Intercreditor Agreements, or otherwise exist against the First Lien Notes Collateral Agent. The First Lien Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the First Lien Notes Collateral Agent in good faith.

Section 12.03 Release of Collateral

(a) Subject to Section 12.03(b) and (c) hereof, the Liens on the Collateral securing the Notes will be released in whole or in part, as applicable, under one or more of the following circumstances:

(i) in whole upon:

(A) satisfaction and discharge of this Indenture as set forth under Article 11;

or

(B) a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article 8;

(ii) in whole or in part, as applicable, with the consent of the requisite Holders of Notes in accordance with Article 9 of this Indenture, including consents obtained in connection with a tender offer or exchange offer for, or purchase of Notes;

(iii) in part and automatically, as to any asset constituting Collateral:

(A) that becomes an Excluded Asset or is sold, transferred or otherwise disposed of by the Issuer or any Notes Guarantor to any Person that is not (either before or after giving effect to such transaction) the Issuer or a Notes Guarantor in a transaction permitted by the Notes Documents and the documentation governing any Credit Agreement Obligations if all other Liens on that asset securing the Credit Agreement Obligations then secured by that asset (including all commitments thereunder) are released and such release is not made in connection with the Discharge of Credit Agreement Obligations; provided that, if otherwise required by this Indenture, the Controlling Party (or after the Disposition Date and (x) prior to the Discharge of Credit Agreement Obligations, the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement or (y) after the Discharge of Credit Agreement Obligations, the Required Holders) shall have consented to any such transaction and the terms of such consent shall not have provided otherwise;

(B) that is owned by a Notes Guarantor that has been released from its Notes Guarantee in accordance with Section 10.02, concurrently with the release of such Notes Guarantee;

(C) that is otherwise released in accordance with Section 5.01 of the First/Second Lien Intercreditor Agreement, Section 2.04 of the First Lien Pari Passu Intercreditor Agreement and Section 2.6 of the ABL Intercreditor Agreement (if applicable), but subject to any restrictions thereon set forth herein or therein; or

(D) that is otherwise released as Collateral securing the Credit Agreement Obligations (other than in connection with a Discharge of Credit Agreement Obligations);

provided that, notwithstanding the foregoing, on the date of the Discharge of First Lien Credit Agreement Obligations, the Liens on the Collateral under the Notes Documents will not be released, except to the extent that such Collateral or any portion thereof was disposed of in compliance with the terms of the applicable Intercreditor Agreements in order to repay Notes Obligations secured by such Collateral.

(b) With respect to any release of the Liens on the Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the other Notes Documents, as applicable, to such release have been met and that it is proper for the Trustee or the First Lien Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release, and any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Issuer (unless such release qualifies under Section 4.14(c), in which event, the written request and evidence of the Credit Agreement Agent consent shall be the only documentation required), the Trustee shall, or shall cause the First Lien Notes Collateral Agent to, execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases to evidence the release and discharge of any Collateral permitted to be released pursuant to this Indenture. Neither the Trustee nor the First Lien Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any other Notes Document to the contrary, the Trustee and the First Lien Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

(c) At any time when an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered notice of acceleration to the First Lien Notes Collateral Agent, no release of the Liens on the Collateral pursuant to the provisions of this Indenture or the Security Documents shall be effective as against the Holders, except as otherwise provided in the Intercreditor Agreements.

Section 12.04 Suits to Protect the Collateral

Subject to the provisions of the Intercreditor Agreements and the Security Documents, the Trustee is authorized and empowered to institute and maintain, or direct the First Lien Notes Collateral Agent to institute and maintain, such suits and proceedings to protect or enforce the Liens securing the Notes or to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings to preserve or protect its interest and the interests of the Holders of the Notes in the Collateral (including suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens created under the Security Documents or be prejudicial to the interests of the Holders of the Notes).

Section 12.05 Authorization of Actions to be Taken

(a) Each Holder of Notes consents and agrees to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and the First Lien Notes Collateral Agent to enter into the Security Documents to which it is a party, authorizes and empowers the Trustee to direct the First Lien Notes Collateral Agent to enter into, and the Trustee and the First Lien Notes Collateral Agent to execute and deliver, the Intercreditor Agreements, and authorizes and empowers the Trustee and the First Lien Notes Collateral Agent to bind the Holders of Notes as set forth in the Security Documents to which it is a party and the Intercreditor Agreements and to perform its obligations and exercise its rights and powers thereunder. Any request, demand, authorization, direction, notice, consent, waiver, approval, exercise of judgment or discretion, designation or other action provided or permitted by this Indenture to be given, taken or exercised by the First Lien Notes Collateral Agent, shall be given, taken or exercised by the First Lien Notes Collateral Agent at the direction of the Trustee who shall seek directions from (x) the Controlling Party (prior to the Disposition Date), (y) unless a Default or Event of Default has occurred and is continuing and subject to the Intercreditor Agreements, the Issuer (accompanied by an Officer’s Certificate evidencing the consent from the First Lien Collateral Agent with respect to the corresponding requirement in the First Lien Credit Agreement (after the Disposition Date but prior to the Discharge of Credit Agreement Obligations)) or (z) the Required Holders (after the Disposition Date and the Discharge of Credit Agreement Obligations). The Issuer and Notes Guarantors shall deliver any notice, agreement, certificate or other document delivered to the First Lien Notes Collateral Agent in connection with any of the Notes Documents to the Trustee.

(b) The First Lien Notes Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Security Documents to which the First Lien Notes Collateral Agent or the Trustee is a party and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture and the Intercreditor Agreements.

(c) Subject to the provisions of Section 7.01, Section 7.02 and the Intercreditor Agreements, the Trustee may (but shall not be obligated to), in its sole and reasonable discretion and without the consent of any Holders, direct, on behalf of the Holders, the First Lien Notes Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i) foreclose upon or otherwise enforce any or all of the Liens created under the Security Documents;

(ii) enforce any of the terms of the Security Documents or Intercreditor Agreements to which the First Lien Notes Collateral Agent or Trustee is a party; or

(iii) collect and receive payment of any and all Notes Obligations to the extent then due and payable.

Section 12.06 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the First Lien Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Notes Guarantor to make any such sale or other transfer.

Section 12.07 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or a Notes Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Notes Guarantor or of any Responsible Officer or Responsible Officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.08 Release Upon Termination of the Issuer’s Obligations

In the event that the Issuer delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Notes Obligations under this Indenture, the Notes, the Notes Guarantees, the Security Documents and the other Notes Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuer shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article 8, the Trustee shall deliver to the Issuer and the First Lien Notes Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the First Lien Notes Collateral Agent of such notice, the First Lien Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall execute, deliver or authorize the filing of (at the expense of the Issuer) such documents reasonably requested by the Issuer to evidence and reflect the release and discharge of such Lien as soon as is reasonably practicable.

Section 12.09 No Impairment of the Security Interests.

Except as otherwise permitted under this Indenture, the Intercreditor Agreements and the Security Documents, neither the Issuer nor any of the Notes Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of impairing the security interest with respect to the Collateral for the benefit of the Trustee, the First Lien Notes Collateral Agent and the Holders of the Notes.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuer, any Notes Guarantor, the Trustee or the First Lien Notes Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Notes Guarantor:

c/o Sotera Health Holdings, LLC

9100 South Hills Blvd, Suite 300

Broadview Heights, OH 44147

Email: SLeffler@soterahealth.com

Attention: Scott Leffler

With a copy to:

Sotera Health Holdings, LLC

9100 South Hills Blvd, Suite 300

Broadview Heights, OH 44147

Email: MKlaben@soterahealth.com

Attention: Matthew Klaben

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Email: kreaves@cgsh.com

Attention: Katherine Reaves

If to the Trustee or the First Lien Notes Collateral Agent:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Fax No.: 302-636-4145

Attention: Sotera Health Holdings, LLC Administrator

If to Goldman, Sachs & Co. LLC, its Account Parties or other Holders related thereto:

c/o Goldman, Sachs & Co. LLC

200 West Street

New York, NY 10282

Email: Jeff.Boyd@gs.com and Kirsten.Hagen@gs.com

Attn: Jeff Boyd and Kristen Hagen

If to Ares Capital Management LLC, its Account Parties or other Holders related thereto:

c/o Ares Capital Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167 Email: rbrown@aresmgmt.com and BondSettlement@aresmgmt.com

Attention: Rob Brown

If to Oak Hill Advisors, L.P., its Account Parties or other Holders related thereto:

Oak Hill Advisors, L.P.

1114 Avenue of the Americas, 27th Floor

New York, NY 10036

Email: jtoronto@oakhilladvisors.com, estaver@oakhilladvisors.com and CSchones@oakhilladvisors.com

Attention: John Toronto, Eric Staver and Courtney Schones

In the case of notices to the Accounts, with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Email: Michael.Hickey@weil.com and Justin.D.Lee@weil.com

Attention: Michael Hickey, Esq. and Justin D. Lee, Esq.

The above parties, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on first date on which publication is made, if by publication; five (5) calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee or the First Lien Notes Collateral Agent shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary pursuant to the standing instructions from the Depositary.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

The Trustee and the First Lien Notes Collateral Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuer, any Notes Guarantor or any Holder elects to give the Trustee or the First Lien Notes Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its reasonable discretion elects to act upon such instructions, the Trustee’s and/or the First Lien Notes Collateral Agent’s understanding of such instructions shall be deemed controlling. The Trustee and the First Lien Notes Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the First Lien Notes Collateral Agent’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the First Lien Notes Collateral Agent, including without limitation the risk of the Trustee and the First Lien Notes Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 13.02 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Notes Guarantors to the Trustee or the First Lien Notes Collateral Agent to take any action under this Indenture or any other Notes Documents, the Issuer or such Notes Guarantor, as the case may be, shall furnish to the Trustee and the First Lien Notes Collateral Agent:

(a) An Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) An Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 No Personal Liability of Directors, Responsible Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Notes Guarantor or any of their direct or indirect parent companies (other than the Issuer and the Notes Guarantors), in their capacities as such, shall have any liability for any obligations of the Issuer or the Notes Guarantors under the Notes, the Notes Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.07 Governing Law.

THIS INDENTURE, THE NOTES AND THE NOTES GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.08 Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE FIRST LIEN NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09 Submission to Jurisdiction.

The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder, the Trustee or the First Lien Notes Collateral Agent arising out of or based upon this Indenture or any Notes Document may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture or the other Notes Documents, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 13.10 Force Majeure.

In no event shall the Trustee or the First Lien Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture or the Notes Documents arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, pandemics, epidemics, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services (it being understood that the Trustee and the First Lien Notes Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances).

Section 13.11 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.12 Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee or the First Lien Notes Collateral Agent in this Indenture shall bind its respective successors. All agreements of each Notes Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 13.13 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.15 Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.16 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and the First Lien Notes Collateral Agent are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the First Lien Notes Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the First Lien Notes Collateral Agent with such information as the Trustee or the First Lien Notes Collateral Agent may reasonably request in order for the Trustee and the First Lien Notes Collateral Agent to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 13.17 Calculation Agent.

The Issuer hereby initially appoints Wilmington Trust, National Association to serve as Calculation Agent for the Notes and Wilmington Trust, National Association hereby accepts such appointment. The Issuer hereby agrees that, for so long as any of the Notes are outstanding, there will at all times be an agent appointed to calculate the Adjusted LIBOR Rate and the Applicable Rate in respect of each Interest Period when required by and in accordance with the terms of paragraph 1 of the Notes (the “Calculation Agent”). The Calculation Agent may be removed at any time. The Calculation Agent’s sole responsibility shall be (i) to determine the Adjusted LIBOR Rate and the Applicable Rate when required by and in accordance with the terms of paragraph 1 of the Notes and (ii) to notify the Issuer and, upon written request, any Holder of the Notes, of the Adjusted LIBOR Rate and/or the Applicable Rate. In acting as Calculation Agent hereunder, the Calculation Agent shall be entitled to conclusively rely upon and enforce each and all of the rights, privileges, immunities, indemnities and benefits of the Trustee under Article 7. The resignation or removal of the Calculation Agent shall not be effective without a successor having been duly appointed.

The determination of the Applicable Rate and/or Adjusted LIBOR Rate by the Calculation Agent shall, in the absence of manifest error, be binding on all parties.

[Signature pages follow]

SOTERA HEALTH HOLDINGS, LLC, as Issuer

By:	/s/ Scott J. Leffler
Name: Scott J. Leffler
Title: Chief Financial Officer & Treasurer

SOTERA HEALTH TOPCO, INC., as Holdings

By:	/s/ Scott J. Leffler
Name: Scott J. Leffler
Title: Chief Financial Officer & Treasurer

[Signature Page to Indenture]

NELSON LABORATORIES, LLC

By:	/s/ Scott J. Leffler
Name: Scott J. Leffler
Title: Chief Financial Officer & Treasurer

[Signature Page to Indenture]

SOTERA HEALTH LLC

By:	/s/ Scott J. Leffler
Name: Scott J. Leffler
Title: Chief Financial Officer & Treasurer

[Signature Page to Indenture]

STERIGENICS U.S., LLC

By:	/s/ Scott J. Leffler
Name: Scott J. Leffler
Title: Chief Financial Officer & Treasurer

[Signature Page to Indenture]

SOTERA HEALTH SERVICES, LLC

By:	/s/ Scott J. Leffler
Name: Scott J. Leffler
Title: Chief Financial Officer & Treasurer

[Signature Page to Indenture]

STERIGENICS RADIATION TECHNOLOGIES HOLDINGS, LLC

By:	/s/ Matthew D. Shimkus
Name: Matthew D. Shimkus
Title: Vice President, Treasurer and Secretary

[Signature Page to Indenture]

STERIGENICS RADIATION TECHNOLOGIES, LLC

By:	/s/ Matthew D. Shimkus
Name: Matthew D. Shimkus
Title: Vice President, Treasurer and Secretary

[Signature Page to Indenture]

NELSON LABORATORIES HOLDINGS, LLC

By:	/s/ Bruce T. Krarup
Name: Bruce T. Krarup
Title: Vice President, Treasurer and Secretary

[Signature Page to Indenture]

NELSON LABORATORIES FAIRFIELD HOLDINGS, LLC

By:	/s/ Bruce T. Krarup
Name: Bruce T. Krarup
Title: Vice President, Treasurer and Secretary

[Signature Page to Indenture]

IOTRON INDUSTRIES USA INC.

By:	/s/ Matthew D. Shimkus
Name: Matthew D. Shimkus
Title: Vice President, Treasurer and Secretary

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ W. Thomas Morris II
Name: W. Thomas Morris II
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as First Lien Notes Collateral Agent

By:	/s/ W. Thomas Morris II
Name: W. Thomas Morris II
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Calculation Agent

By:	/s/ W. Thomas Morris II
Name: W. Thomas Morris II
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert Original Issue Discount Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [                ]

ISIN [             ]1

GLOBAL NOTE

Senior Secured First Lien Floating Rate Notes due 2026

No. ___	[$______________]

SOTERA HEALTH HOLDINGS, LLC

Sotera Health Holdings, LLC promises to pay to __________, or registered assigns, the principal sum of ____________________ DOLLARS [(as such amount may be increased or decreased as set forth on the Schedule of Exchanges of Interest in Global Note attached hereto)] on December 13, 2026 (the “Final Maturity Date”).

Interest Payment Dates: March 31, June 30, September 30 and December 31 commencing on December 31, 2020.

Record Dates: March 15, June 15, September 15 and December 15

[1]	Rule 144A Note CUSIP: 83600W AC3
Rule 144A Note ISIN: US83600WAC38
Regulation S Note CUSIP: U83595 AB1
Regulation S Note ISIN: USU83595AB15
IAI Note CUSIP: 83600W AD1
IAI Note ISIN: US83600WAD11

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

SOTERA HEALTH HOLDINGS, LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

Dated:

By:
Authorized Signatory

[Back of Note]

Senior Secured First Lien Floating Rate Notes due 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Sotera Health Sotera Health Holdings, LLC, a Delaware limited liability company (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum (the “Applicable Rate”) equal to (i) the applicable Adjusted LIBOR Rate plus (ii) 6.00% per annum, reset quarterly, as determined by the Calculation Agent, which shall initially be the Trustee. The Issuer will pay interest, if any, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer shall also pay accrued interest on the Notes, if any, on the Final Maturity Date. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. The first Interest Payment Date shall be December 31, 2020. The Issuer shall also pay any additional interest required to be paid pursuant to Section 6.03 of the Indenture. Interest on the Notes will be computed on the basis of a year of 360 days and the actual number of days elapsed. On the Final Maturity Date, the Issuer shall pay the entire aggregate principal amount of the outstanding Notes and all accrued and unpaid interest thereon.

(a)	The Calculation Agent will, on each Determination Date, determine the Applicable Rate.

(b)

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 4.876545% (or 0.04876545) being rounded to 4.87655% (or 0.487655)). All dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The determination of the Applicable Rate and/or Adjusted LIBOR Rate by the Calculation Agent shall, in the absence of manifest error, be binding on all parties.

(c)	The Calculation Agent will, upon the written request of the Holder of any Note, provide the Applicable Rate then in effect with respect to the Notes.

(d)	Set forth below is a summary of certain of the defined terms used in this Note relating to the calculation of interest on the Notes:

“Adjusted LIBOR Rate” means, with respect to any Interest Period when used in reference to any Note, (a) the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on Bloomberg Page BBAM1 (or any successor or substitute page of such service, or any successor to such service as determined by the Issuer in consultation with the Calculation Agent) as the London interbank offered rate for deposits in Dollars for a term of three months, at approximately 11:00 a.m. (London time) on the Determination Date (but if more than one such rate is specified on such page, the rate will be an arithmetic average of all such rates) or (b) if such rate described in clause (a) of this definition is not available, the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing in the money markets section of The Wall Street Journal (or any successor or substitute section of such periodical, or any successor to such periodical as determined by the Issuer in consultation with the Calculation Agent) as the London interbank offered rate for deposits in Dollars for a term of three months on the Determination Date; provided that, notwithstanding anything to the contrary in this Note, the Indenture or any other Notes Document, in no event shall the Adjusted LIBOR Rate be less than 1.00% per annum.

“Bloomberg Page BBAM1” means the display designated as Page BBAM1 on the Bloomberg Service or any successor page or service for the purposes of displaying the London interbank offered rates for Dollar deposits.

“Determination Date” means, with respect to any Interest Period, the second (2nd) Business Day immediately prior to the first day of such Interest Period.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, it being understood that the first Interest Period shall commence on and include the Issue Date and end on and exclude December 31, 2020.

2. METHOD OF PAYMENT. By no later than noon (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note is registered at the close of business on the preceding March 15, June 15, September 15 and December 15 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.03 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.03 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest ) will be made by wire transfer of immediately available funds to the accounts specified by DTC or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its reasonable discretion). If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected. All payments on or in respect of the Notes (including principal, premium and interest) will be in Dollars.

3. PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of July 31, 2020, as amended or supplemented from time to time (the “Indenture”), among the Issuer, the Notes Guarantors named therein, the Trustee and the First Lien Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its Senior Secured First Lien Floating Rate Notes

due 2026. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an Redemption Offer, as further described in the Indenture. Except as provided in the Indenture, the Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with an Redemption Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Notes Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Notes Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GUARANTEES. The Issuer’s obligations under the Notes and all other Notes Obligations are fully and unconditionally guaranteed, jointly and severally, by the Notes Guarantors from time to time party to the Indenture.

12. SECURITY. The Notes will be secured by the Collateral. Reference is made to the Indenture, the Security Documents and the Intercreditor Agreements for terms relating to such security, including the release, termination and discharge thereof. Enforcement of the Security Documents is subject to the Intercreditor Agreements. The Issuer shall not be required to make any notation on this Note to reflect any grant of such security or any such release, termination or discharge.

13. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE NOTES GUARANTEES.

14. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

15. ALTERNATE RATE OF INTEREST. If (i) at least two (2) Business Days prior to the commencement of any Interest Period, the Issuer or the Calculation Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period and the Issuer determines that such circumstances are unlikely to be temporary, (ii) a public statement or publication of information has been made by or on behalf of the administrator of the Adjusted LIBOR Rate announcing that such administrator has ceased or will cease to provide such Adjusted LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Adjusted LIBOR Rate, (iii) a public statement or publication of information has been made by the regulatory supervisor for the administrator of the Adjusted LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Adjusted LIBOR Rate, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for the Adjusted LIBOR Rate, which states that the administrator of such Adjusted LIBOR Rate has ceased or will cease to provide such Adjusted LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Adjusted LIBOR Rate or (iv) the supervisor for the administrator of the Adjusted LIBOR Rate or a Governmental Authority having jurisdiction over the Calculation Agent has made a public statement identifying a specific date after which the London interbank offered rate shall no longer be used for determining interest rates for loans, then in each case the Issuer shall endeavor to establish an alternate rate of interest to the Adjusted LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for high yield notes in the United States at such time, and the Issuer shall enter into an amended or supplemental indenture to the Indenture to reflect such alternate rate of interest and such other related changes to the Indenture as may be applicable in order to administer such alternate rate of interest.

Notwithstanding anything to the contrary in the Indenture or this Note, such amended or supplemental indenture to the Indenture shall become effective without any further action or consent of any Holder so long as the Issuer shall not have received, within five (5) Business Days of the date notice of such amended or supplemental indenture to the Indenture is provided to, prior to the Disposition Date, the Accounts and thereafter, the Holders, a written notice from the Controlling Party stating that such Controlling Party objects to such alternate rate of interest and related amended or supplemental indenture to the Indenture. In the absence of any such objection, the Controlling Party shall be deemed to have consented to the proposed amended or supplemental indenture.

The Issuer shall deliver prompt written notice to the Holders, the Trustee and the Calculation Agent identifying the condition triggering the need to determine an alternative rate of interest, the new alternate rate of interest and the proposed amendments to the Indenture. Notwithstanding anything to the contrary, such amendment shall become effective only after the Issuer has obtained the consent (or deemed consent pursuant to the immediate preceding paragraph) of Controlling Party in accordance with this Section 15. In the event that the Issuer is unable to obtain the consent (or deemed consent) of Controlling Party or an alternate rate of interest cannot otherwise be determined on the Determination Date, the then existing Applicable Rate for the previous Interest Period shall apply, until the Controlling Party and the Issuer agree on an alternative rate of interest or a court of competent jurisdiction otherwise directs.Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer authorizing the execution of any such supplemental indenture and the documents required by Section 9.06 of the Indenture, the Trustee and the Calculation Agent shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture; provided that, neither the Trustee nor the Calculation Agent need enter into any amended or supplemental indenture if the Trustee or the Calculation Agent determines that the alternate rate of interest is not administratively feasible (as determined by the Trustee or the Calculation Agent in its sole discretion); provided further that, neither the Trustee nor the Calculation Agent shall have any liability to any Person, including any Holder or Beneficial Owner of a Note, for any amendments to the Indenture or the Notes made in reliance on the Officer’s Certificate and Opinion of Counsel delivered to it under this Paragraph 15 and Section 9.06 of the Indenture.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Sotera Health Holdings, LLC

9100 South Hills Blvd, Suite 300

Broadview Heights, Ohio 44147

Email: SLeffler@soterahealth.com

Attention: Scott Leffler

With a copy to:

Sotera Health Holdings, LLC

9100 South Hills Blvd, Suite 300

Broadview Heights, Ohio 44147

Email: MKlaben@soterahealth.com

Attention: Matthew Klaben

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.09 of the Indenture, check the box below:

[    ] Section 3.09

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.09 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.